     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                               CHIRON CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                 DELAWARE                                      2834                                     94-2754624
     (State or Other Jurisdiction of               (Primary Standard Industrial                      (I.R.S. Employer
      Incorporation or Organization)               Classification Code Number)                     Identification No.)

                              --------------------

                               4560 HORTON STREET
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 655-8730

   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              --------------------

                                WILLIAM G. GREEN
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               CHIRON CORPORATION
                               4560 HORTON STREET
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 655-8730

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of
                               Agent for Service)

                                   COPIES TO:

            ROBERT E. BUCKHOLZ, JR., ESQ.                                     ABIGAIL ARMS, ESQ.
                 Sullivan & Cromwell                                          Shearman & Sterling
                  125 Broad Street                                       801 Pennsylvania Avenue, N.W.
            New York, New York 10004-2498                                  Washington, DC 20006-5805
                   (212) 558-4000                                               (202) 508-8000

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                              --------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                             MAXIMUM             MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE     AGGREGATE OFFERING  AGGREGATE OFFERING      AMOUNT OF
            SECURITIES TO BE REGISTERED                 REGISTERED        PRICE PER UNIT          PRICE         REGISTRATION FEE
    % Convertible Subordinated Notes due May   ,
  2007.............................................    $243,800,000           100%           $370,728,375(1)       $97,873(2)
Common Stock, par value $0.01 per share............         (3)                (3)                 (3)                 (3)

(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value as of April 5, 2000 of the maximum amount of 1.90% Convertible Subordinated Notes due November 17, 2000 (the "existing notes") that may be received by the Registrant from tendering holders in the exchange offer.

(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(3) Includes such indeterminable shares of common stock as shall be issuable to the extent the Registrant elects to pay in common stock instead of cash under the terms of the exchange notes. Also includes such indeterminate number of shares of common stock as shall be issuable upon conversion of the exchange notes being registered hereunder. No additional registration fee is required pursuant to Rule 457 under the Securities Act.

                              --------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 6, 2000.

                                     [LOGO]

                                 --------------

                               EXCHANGE OFFER OF

    % CONVERTIBLE SUBORDINATED NOTES DUE MAY   , 2007 FOR OUR 1.90% CONVERTIBLE
                    SUBORDINATED NOTES DUE NOVEMBER 17, 2000

                                  -----------

    If you elect to participate in the exchange offer, you will receive from us
$1,000 principal amount of the    % Convertible Subordinated Notes due May   ,
2007 for each $1,000 principal amount at maturity of the 1.90% Convertible Subordinated Notes due November 17, 2000. In addition, for each $1,000 principal amount at maturity of the existing notes tendered, you will also receive a cash payment in the amount equal to the difference between (i) the product of
(A) 34.5924 and (B) the average of the closing market prices of our common stock for the five trading days immediately preceding the second trading day prior to the expiration date and (ii) $1,000.

    Any existing note that is validly tendered and accepted prior to an interest payment date, May 17 and November 17 in the case of the existing notes, will not be entitled to any payment or adjustment on account of accrued original issue discount or accrued and unpaid interest on such note.

    This exchange offer will expire at 12:01 a.m., Eastern Standard Time, on May , 2000, unless we extend the offer. The exchange offer is conditional, among other things, upon a minimum principal amount at maturity of 75% of the existing notes being tendered and upon the average of the closing market prices of our common stock for the five trading days immediately preceding the second trading day prior to the expiration date remaining between $ and $ , which conditions may be waived or amended by us.

    Our common stock is traded on The Nasdaq National Market under the symbol "CHIR". On April 5, 2000, the last reported sale price of our common stock on The Nasdaq National Market was $44 1/8 per share.

    We are mailing this prospectus and the letter of transmittal on April   ,
2000.

    PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THIS EXCHANGE OFFER.

    We have retained Georgeson Shareholder Communications Inc. as our information agent to assist you in connection with the exchange offer. You may call Georgeson Shareholder Communications Inc. at (800) 233-2064, toll free, to receive additional documents and to ask questions.

                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY AND ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                   THE DEALER MANAGER FOR THE EXCHANGE OFFER:
                              GOLDMAN, SACHS & CO.

                     Prospectus dated              , 2000.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      7
Special Note Regarding Forward Looking Statements...........     13
Use of Proceeds.............................................     13
Price Range of Common Stock.................................     13
Dividend Policy.............................................     13
Capitalization..............................................     14
Selected Consolidated Financial Data........................     15
The Exchange Offer..........................................     16
Description of Exchange Notes...............................     25
Description of Existing Notes...............................     39
Description of Capital Stock................................     47
Book-Entry System--The Depository Trust Company.............     49
Federal Income Tax Considerations...........................     51
Legal Matters...............................................     57
Experts.....................................................     57
Where You Can Find Additional Information...................     57

                                    SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE EXCHANGING YOUR EXISTING NOTES FOR THE EXCHANGE NOTES OR INVESTING IN ADDITIONAL EXCHANGE NOTES. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY. UNLESS OTHERWISE INDICATED, "WE," "US," "OUR" AND SIMILAR TERMS REFER TO CHIRON CORPORATION.

                                  OUR COMPANY

    We are a biotechnology company that participates in three global healthcare businesses: biopharmaceuticals, vaccines and blood testing. We apply a broad and integrated scientific approach to the development of innovative products for preventing and treating cancer, infectious diseases and cardiovascular disease. Our products include Proleukin-Registered Trademark- (aldesleukin), a recombinant form of interleukin-2, which we market as a treatment for metastatic renal cell carcinoma and metastatic melanoma. We manufacture recombinant human platelet-derived growth factor, the active ingredient in Regranex-Registered Trademark- (becaplermin) Gel, which is marketed by Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company, as a treatment for diabetic foot ulcers. We also manufacture Betaseron-Registered Trademark- (interferon beta-1b) for Berlex Laboratories, Inc. and its parent company, Schering AG, which is marketed by Berlex and Schering AG as a treatment for multiple sclerosis. In addition, we sell a line of traditional pediatric and adult vaccines. We also have an interest in a number of other products through collaborations and joint businesses, including a joint immunodiagnostics business with Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company, which sells a full line of tests required to screen blood for hepatitis viruses and retroviruses, and a separate collaboration with Gen-Probe Incorporated, which develops products using nucleic acid testing technology to screen blood in blood banks and plasma in the plasma industry for virus infections.

    We have a strong commitment to research and development and focus our research and development activities primarily on areas in which we have particular strengths, including cancer, infectious diseases and cardiovascular diseases. An important part of our research and development effort is undertaken through collaborations with third parties who are able to contribute significant enabling technologies and other resources to the development and commercialization of the product, including in some cases, marketing and sales expertise.

    In January 1995, we established an alliance with Novartis AG, a life sciences company headquartered in Basel, Switzerland. As of February 1, 2000, Novartis held shares representing approximately 44% of our outstanding common stock.

    We were incorporated in California in 1981 and were merged into a Delaware corporation in November 1986. Our principal executive offices are located at 4560 Horton Street, Emeryville, California 94608, and our telephone number at that address is (510) 655-8730.

                              RECENT DEVELOPMENTS

    In January 2000, we repaid an outstanding note payable to Novartis AG of $67.8 million.

                               THE EXCHANGE OFFER
                          TERMS OF THE EXCHANGE OFFER

    We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your existing notes in this offer, you should read the detailed description of the offer under "The Exchange Offer" and of the exchange notes under "Description of Exchange Notes" for further information.

Terms of the exchange offer...............  We are offering up to $243,800,000 aggregate principal
                                            amount of new   % Convertible Subordinated Notes due
                                            May   , 2007 for up to $243,800,000 aggregate principal
                                            amount at maturity of 1.90% Convertible Subordinated
                                            Notes due November 17, 2000. We are offering to exchange
                                            $1,000 principal amount of exchange notes for each
                                            $1,000 principal amount at maturity of existing notes.
                                            In addition, for each $1,000 principal amount at
                                            maturity of the existing notes tendered, you will also
                                            receive a cash payment in the amount equal to the
                                            difference between (i) the product of (A) 34.5924 and
                                            (B) the average of the closing market prices of our
                                            common stock for the five trading days immediately
                                            preceding the second trading day prior to the expiration
                                            date and (ii) $1,000. You may tender all, some or none
                                            of your existing notes.

                                            Any existing note that is validly tendered and accepted
                                            prior to an interest payment date, May 17 and
                                            November 17 in the case of the existing notes, will not
                                            be entitled to any payment or adjustment on account of
                                            accrued original issue discount or accrued and unpaid
                                            interest on such note.

Conversion price..........................  You may convert the exchange notes at any time prior to maturity at a conversion price that is equivalent to a
                                              % premium over the average of the closing market
                                            prices of our common stock for the five trading days
                                            immediately preceding the second trading day prior to
                                            the expiration date, subject to customary anti-dilution
                                            adjustments.

Expiration date; extension; termination...  The exchange offer and withdrawal rights will expire at
                                            12:01 a.m., Eastern Standard Time, on May   , 2000, or
                                            any subsequent date to which we extend it. We may extend
                                            the expiration date for any reason. In the case of any
                                            extension, we will issue a press release or other public
                                            announcement no later than 9:00 a.m., Eastern Standard
                                            Time, on the next business day after the previously
                                            scheduled expiration date. You must tender your existing
                                            notes prior to this date if you wish to participate in
                                            the offer. We have the right to:

                                                - extend the expiration date of the exchange offer
                                                and retain all tendered existing notes, subject to
                                                  your right to withdraw your tendered notes; or

                                                - waive any condition or otherwise amend the terms
                                                of the exchange offer in any respect.

Conditions to the exchange offer..........  The offer is conditioned upon 75% of the existing notes being tendered in the exchange offer and upon the
                                            average of the closing market prices of our common stock
                                            for the five trading days immediately preceding the
                                            second trading day prior to the expiration date
                                            remaining between $  and $  . The exchange offer is also
                                            subject to customary conditions, which we may waive.
                                            Please read "The Exchange Offer--Conditions for
                                            completion of the exchange offer" for more information.

Withdrawal rights.........................  You may withdraw a tender of your existing notes at any time before the exchange offer expires by delivering a
                                            written notice of withdrawal to State Street Bank and
                                            Trust Company of California, N.A., the exchange agent,
                                            before the expiration date. If you change your mind, you
                                            may retender your existing notes by again following the
                                            exchange offer procedures before the exchange offer
                                            expires.

Procedures for tendering existing notes...  If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you
                                            should contact that person promptly if you wish to
                                            tender your existing notes. Tenders of your existing
                                            notes will be effected by book-entry transfers through
                                            The Depository Trust Company.

                                            If you hold your existing notes through a broker,
                                            dealer, commercial bank, trust company or other nominee,
                                            you may also tender your existing notes by complying
                                            with the procedures for guaranteed delivery.

                                            Please do not send letters of transmittal to us. You
                                            should send those letters to State Street Bank and Trust
                                            Company of California, N.A., the exchange agent. The
                                            exchange agent can answer your questions regarding how
                                            to tender your existing notes.

Interest..................................  Interest on the exchange notes will accrue from the
                                            issue date at a rate of   % per year, payable on May
                                            and November   of each year.

Exchange agent............................  State Street Bank and Trust Company of California, N.A.

Information agent.........................  Georgeson Shareholder Communications Inc.
                                            For information regarding the exchange offer, please
                                            call (toll free (800) 223-2064; collect (212) 440-9800).

Dealer manager............................  Goldman, Sachs & Co.

                                            To ascertain the conversion price to be used for the
                                            exchange notes two days prior to the expiration date,
                                            please call (212) 357-6221.

Accounting and tax treatment for the
exchange offer............................  In accordance with SFAS No. 125, "ACCOUNTING FOR
                                            TRANSFER AND SERVICING OF FINANCIAL ASSETS AND
                                            EXTINGUISHMENT OF LIABILITIES," we will account for the
                                            exchange offer as an extinguishment of debt and
                                            recognize an extraordinary loss.

                                            Substantially all of the cash consideration to be paid
                                            by us in the exchange offer will not qualify as a
                                            deduction for us for federal and state tax purposes.

Federal income tax consequences...........  The exchange constitutes a recapitalization, and therefore, if you are a U.S. Holder, it will generally
                                            be tax-free to the extent that an exchange note is
                                            received in exchange for an existing note. You will be
                                            taxed on the exchange only in respect of (a) the amount
                                            of any accrued but unpaid interest on your existing
                                            notes that you have not already included in income and
                                            (b) cash that you receive to the extent of your gain on
                                            the exchange. Any loss on the exchange will not be
                                            recognized. Your basis in the exchange notes will
                                            generally equal your basis in your existing notes,
                                            increased by the amount of gain you recognize on the
                                            exchange, further increased by the amount of income you
                                            recognize on the exchange that is attributable to
                                            accrued interest, and decreased by the amount of cash
                                            you receive in the exchange. Your holding period for the
                                            exchange notes will include your holding period for the
                                            existing notes, except to the extent that an exchange
                                            note is deemed to be received in exchange for accrued
                                            interest. See "Federal Income Tax Considerations".

Risk factors..............................  You should consider carefully the matters described under "Risk Factors," as well as other information set
                                            forth in this prospectus and in the letter of
                                            transmittal.

Deciding whether to participate in the
exchange offer............................  Neither we nor our officers or directors make any recommendation as to whether you should tender or
                                            refrain from tendering all or any portion of your
                                            existing notes in the exchange offer. Further, we have
                                            not authorized anyone to make any such recommendation.
                                            You must make your own decision whether to tender your
                                            existing notes in the exchange offer and, if so, the
                                            aggregate amount of existing notes to tender after
                                            reading this prospectus and the letter of transmittal
                                            and consulting with your advisers, if any, based on your
                                            own financial position and requirements.

Consequences of not exchanging existing
notes.....................................  The liquidity and trading market for existing notes not tendered in the exchange could be adversely affected to
                                            the extent existing notes are tendered and accepted in
                                            the exchange offer.

                COMPARISON OF EXCHANGE NOTES AND EXISTING NOTES

    THE FOLLOWING IS A BRIEF SUMMARY OF THE TERMS OF THE EXCHANGE NOTES AND THE EXISTING NOTES. FOR A MORE COMPLETE DESCRIPTION OF THE EXCHANGE NOTES, SEE "DESCRIPTION OF EXCHANGE NOTES."

                                    EXCHANGE NOTES                          EXISTING NOTES
                                    --------------                          --------------
SECURITIES..........      $243,800,000 aggregate principal        $243,800,000 aggregate principal
                          amount of    % Convertible              amount at maturity of 1.90%
                          Subordinated Notes due May   ,          Convertible Subordinated Notes due
                          2007. The exchange notes will be        November 17, 2000.
                          issued in the principal amount of
                          $1,000 and integral multiples of
                          $1,000.

ISSUER..............      Chiron Corporation.                     Chiron Corporation.

MATURITY............      May   , 2007.                           November 17, 2000.

INTEREST............      Interest on the exchange notes          Interest on the existing notes is
                          will be payable in cash at a rate       payable in cash at the rate of
                          of    % per year, payable on            1.90% per year, payable on May 17
                          May   and November   of each            and November 17 of each year.
                          year.

CONVERSION:

  GENERAL...........      The exchange notes will be              The existing notes are convertible
                          convertible at any time prior to        at any time prior to their
                          their maturity at a conversion          maturity at a conversion rate of
                          price that is equivalent to a    %      34.5924 shares for each $1,000
                          premium over the average of the         principal amount at maturity of
                          closing market prices of our            existing notes, subject to
                          common stock for the five trading       customary anti-dilution
                          days immediately preceding the          adjustments.
                          second trading day prior to the
                          expiration date of the exchange
                          offer, subject to customary
                          anti-dilution adjustments.

  AUTO-
  CONVERSION........      None.                                   None.

RANKING.............      The exchange notes will be              The existing notes are
                          subordinated to all of our senior       subordinated to all of our senior
                          debt and will rank equal in right       debt and will rank equal in right
                          of payment to our existing notes.       of payment with the exchange
                          The exchange notes also are             notes. The existing notes also are
                          effectively subordinated to all         effectively subordinated to all
                          indebtedness and other liabilities      indebtedness and other liabilities
                          of our subsidiaries, including          of our subsidiaries, including
                          trade payables but excluding            trade payables but excluding
                          intercompany liabilities.               intercompany liabilities. As of
                                                                  December 31, 1999, we had
                                                                  approximately $91.4 million of
                                                                  outstanding senior debt.

                                    EXCHANGE NOTES                          EXISTING NOTES
                                    --------------                          --------------
OPTIONAL
REDEMPTION..........      We may redeem the exchange notes        We may redeem the existing notes
                          on or after May   , 2003, in whole      prior to their maturity, in whole
                          or in part, on not less than 30         or in part, on not less than 30
                          but no more than 60 days' notice,       but no more than 60 days' notice,
                          at the redemption prices set forth      at 100% of their principal amount
                          in this prospectus and the              at maturity, plus accrued and
                          indenture, plus accrued and unpaid      unpaid interest, if any, to the
                          interest, if any, to the                redemption date.
                          redemption date.

REPURCHASE AT OPTION
OF HOLDERS..........      You may require us to repurchase        You may require us to repurchase
                          all or part of your exchange notes      all or part of your existing notes
                          upon a change in control at a           upon a fundamental change at a
                          repurchase price equal to the           repurchase price equal to 100% of
                          exchange notes being repurchased,       the outstanding principal amount
                          plus any accrued and unpaid             of the issue price plus accrued
                          interest. A change of control           original issue discount to the
                          generally occurs if a person            date of repurchase, plus any
                          acquires 50% or more of the total       accrued and unpaid interest;
                          voting power of our capital stock       provided that if the applicable
                          and certain other conditions are        price (as defined below) is less
                          met, except that such threshold is      than the reference market price
                          79.9% or more of the total voting       (as defined below), we must
                          power if the acquiring person is        repurchase the existing notes to
                          Novartis AG or any person               be repurchased at a price equal to
                          affiliated therewith.                   the foregoing repurchase price
                          We have the option to pay the           multiplied by the fraction
                          repurchase price in cash, common        obtained by dividing the
                          stock or a combination of cash and      applicable price by the reference
                          common stock. If we elect to pay        market price, plus any accrued and
                          the repurchase price in common          unpaid interest.
                          stock, the shares of common stock       Depending on the type of
                          will be valued at 95% of the            fundamental change, the applicable
                          average of the closing market           price is either the amount of cash
                          prices of our common stock for the      received by the holder of one
                          five trading days immediately           share of our common stock or the
                          preceding the second trading day        average of the last reported sale
                          prior to the repurchase date.           price for our common stock during
                                                                  the ten trading days prior to the
                                                                  record date for the determination
                                                                  of the holders of common stock in
                                                                  connection with the change of
                                                                  control. The reference market
                                                                  price is $12.875, subject to
                                                                  customary anti-dilution
                                                                  adjustments.

LISTING.............      The exchange notes are expected to      The existing notes trade in the
                          trade in the over-the-counter           over-the-counter market.
                          market.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO EXCHANGE YOUR EXISTING NOTES FOR EXCHANGE NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE DO NOT PRESENTLY KNOW OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THEY COULD HARM OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK AND THE EXCHANGE NOTES COULD DECLINE.

WE ARE FOCUSED ON RESEARCH AND DEVELOPMENT OF EMERGING TECHNOLOGIES THAT MAY NOT ULTIMATELY RESULT IN COMMERCIAL PRODUCTS, WHICH WOULD HARM OUR BUSINESS.

    We focus our research and development activities on unproven technologies that appear promising. These technologies often are on the cutting edge of modern science. As a result, the outcome of any research or development program is highly uncertain. Only a very small fraction of our programs ultimately result in commercial products or even product candidates. Product candidates that initially appear promising often fail to yield successful products. In many cases, preclinical or clinical studies will show that a product candidate does not have the intended therapeutic or prophylactic effect, or that it raises safety concerns or has other side effects which outweigh the intended benefit. Success in preclinical or early clinical trials, which generally focus on safety issues, may not translate into success in large-scale clinical trials, which are designed to show efficacy, often for reasons that are not fully understood. Even after a product is approved and launched, general usage or post-marketing studies may identify safety or other previously unknown problems with the product which may result in regulatory approvals being suspended, limited to narrow indications or revoked, or which may otherwise prevent successful commercialization. Any of these adverse results would seriously harm our business.

IF WE FAIL TO OBTAIN AND MAINTAIN THE REGULATORY APPROVALS WE NEED TO MARKET OUR PRODUCTS, OUR BUSINESS WILL SUFFER.

    We are required to obtain and maintain regulatory approval in order to market most of our products. If we cannot obtain and maintain the necessary approvals, we will be unable to sell the affected products, which would cause our business to suffer. Generally, these approvals are on a product-by-product and country-by-country basis. In the case of therapeutic products, a separate approval is required for each therapeutic indication. Product candidates that appear promising based on early, and even large-scale, clinical trials may not receive regulatory approval. The results of clinical trials often are susceptible to varying interpretations that may delay, limit or prevent approval or result in the need for post-marketing studies.

OUR PRODUCTS ARE COMPLEX AND DIFFICULT TO MANUFACTURE ON A LARGE-SCALE BASIS, WHICH COULD CAUSE US TO DELAY PRODUCT LAUNCHES, EXPERIENCE SHORTAGES OF PRODUCTS OR PREVENT US FROM OFFERING PRODUCTS ON A VOLUME BASIS.

    Most of our products are biologics and are complex and difficult to manufacture. Unlike chemical pharmaceuticals, a biologic product generally cannot be sufficiently characterized in terms of its physical and chemical properties to rely on assaying of the finished product alone to ensure that the product will perform in the intended manner. Accordingly, it is essential to be able to both validate and control the manufacturing process, that is, to show that the process works and that the product is made strictly and consistently in compliance with that process. Slight deviations in the manufacturing process may result in unacceptable changes in the products that may result in failures of entire lots. Manufacturing processes which are used to produce the smaller quantities of material needed for research and development purposes may not be successfully scaled up to allow production of commercial quantities at reasonable cost or at all. All of these difficulties are compounded when dealing with novel biologic products that require novel manufacturing processes. Further, our manufacturing processes are subject to extensive government regulation. Even minor changes in the manufacturing process require regulatory approval, which, in turn, may require further clinical studies.

IF WE CANNOT OBTAIN NECESSARY LICENSES TO THIRD PARTY PATENTS FOR THE MANUFACTURE OR SALE OF OUR PRODUCTS, WE MAY HAVE TO WITHDRAW FROM THE MARKET OR DELAY THE INTRODUCTION OF THE AFFECTED PRODUCT.

    Third parties, including competitors, have patents and patent applications in the U.S. and other significant markets that may be useful or necessary for the manufacture, use or sale of some of our products and products in development. It is likely that third parties will obtain other such patents in the future. Some of these patents may be sufficiently broad to prevent or delay us from manufacturing or marketing products important to our current and future business. The scope, validity and enforceability of these patents, if granted, the extent to which we may wish or need to obtain licenses to these patents, and the cost and availability of the licenses cannot be accurately predicted. If we cannot obtain these necessary licenses, we may have to withdraw the affected products from the market or we may experience delays in market introduction of the affected products while an attempt is made to design around these patents. Alternatively, we could find that the development, manufacture or sale of the affected products is foreclosed. We could also incur substantial costs in challenging the validity and scope of these patents.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITORS MAY BE ABLE TO RAPIDLY INTRODUCE COMPETITIVE PRODUCTS BASED ON OUR INVENTIONS WITHOUT HAVING TO PAY US ROYALTIES.

    We seek to obtain patents on our inventions. Without the protection of patents, competitors may be able to use our inventions to manufacture and market competing products without being required to undertake the lengthy and expensive development efforts made by us and without having to pay royalties or otherwise compensate us for the use of the invention. Patents and patent applications owned or licensed to us may not provide substantial protection. Important legal questions remain to be resolved as to the extent and scope of available patent protection for biotechnology products and processes in the U.S. and other important markets. We do not know how many of our pending patent applications will be granted, or the effective coverage of those that are granted. In the U.S. and other important markets, the issuance of a patent is neither conclusive as to its validity nor the enforceable scope of its claims. We have engaged in significant litigation to determine the scope and validity of some of our patents and expect to continue to do so in the future. Even if we are successful in obtaining and defending patents, we cannot be sure that these patents will provide substantial protection. The length of time necessary to successfully resolve patent litigation may allow infringers of our patents to gain significant market advantage. Third parties may also be able to design around our patents and develop competitive products that do not infringe our patents.

    Many countries, including some countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. For example, we may be compelled to grant a license if the third party's product is needed to meet a threat to public health or safety in a country, or we failed to work the invention in that country, or a third party has patented improvements. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, we may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of our patent.

BECAUSE MOST OF OUR PRODUCTS ARE BASED ON TECHNOLOGIES THAT ARE UNFAMILIAR TO THE HEALTHCARE COMMUNITY, THEY MAY NOT BE ACCEPTED BY HEALTHCARE PROVIDERS AND PATIENTS, WHICH WOULD HARM OUR BUSINESS.

    We may experience difficulties in launching new products, many of which are novel products based on technologies that are unfamiliar to the healthcare community. Healthcare providers and patients may not accept our products. In addition, government agencies, as well as private organizations involved in healthcare, from time to time publish guidelines or recommendations to healthcare providers and patients. These guidelines or recommendations can be very influential and may directly or indirectly adversely affect the usage of our products. For example, these guidelines could recommend a decreased dosage of our products in conjunction with a concomitant therapy or recommend a competitive product over our product.

IF WE ARE UNABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE HEALTHCARE INDUSTRY, OUR BUSINESS COULD BE HARMED.

    We operate in a highly competitive environment and competition is expected to increase. Competitors include large pharmaceutical, chemical and blood testing companies, as well as biotechnology companies. Some of these competitors, particularly large pharmaceutical and blood testing companies, have greater resources than we have. Accordingly, even if we are successful in launching a product, we may find that a competitive product dominates the market for any number of reasons, including the possibility that

    - the competitor may have launched its product first,

    - the competitor may have greater marketing capabilities; or

    - the competitive product may have increased therapeutic or other advantages.

    The technologies applied by us and our competitors are also rapidly evolving, and new developments frequently result in price competition and product obsolescence, which would harm our business.

SALES OF OUR PRODUCTS MAY BE ADVERSELY AFFECTED BY THE AVAILABILITY AND AMOUNT OF REIMBURSEMENT TO THE USER OF OUR PRODUCTS FROM THIRD PARTIES, SUCH AS THE GOVERNMENT AND INSURANCE COMPANIES.

    In the U.S. and other significant markets, sales of our products may be affected by the availability of reimbursement from the government or other third parties, such as insurance companies. It is difficult to predict the reimbursement status of newly approved, novel biotechnology products such as ours, and current reimbursement policies for existing products may change. In some foreign markets, governments have issued regulations relating to the pricing and profitability of pharmaceutical companies. There have been proposals in the U.S. at both the federal and state level to implement these controls. The growth of managed care in the U.S. also has placed pressure on the pricing of healthcare products. These pressures can be expected to continue and could decrease our margins on affected products.

WE EXPECT TO GROW OUR BUSINESS THROUGH TRANSACTIONS AND MAY INCUR COSTS WHICH MAY IMPACT OUR PROFITABILITY.

    Our management expects to grow our business in areas in which we can be most competitive, either through licensing, collaborations or acquisitions of products or companies. In connection with these efforts, we may incur significant charges, costs and expenses, which could impact our profitability, including impairment losses, restructuring charges, the write-off of purchased in-process technology, transaction-related expenses, costs associated with integrating new businesses and the cost of amortizing goodwill and other intangibles.

IF WE CANNOT INITIATE AND MAINTAIN REVENUE-GENERATING RELATIONSHIPS WITH THIRD PARTIES, WE MAY NOT BE ABLE TO GROW OUR REVENUES IN THE NEAR TO MEDIUM TERM.

    Many products in our current pipeline are in relatively early stages of research or development. Our ability to grow earnings in the near to medium term may depend, in part, on our ability to initiate and maintain other revenue-generating relationships with third parties, such as licenses to some of our technologies, and on our ability to identify and successfully acquire rights to later-stage products from third parties. We cannot assure you that these other sources of revenue will be established.

WE COLLABORATE WITH THIRD PARTIES TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS; CONFLICTS WITH OR DECISIONS BY OUR PARTNERS COULD HARM OUR BUSINESS.

    An important part of our business strategy depends upon collaborations with third parties, including research collaborations and joint efforts to develop and commercialize new products. As circumstances change, we and our corporate partners may develop conflicting priorities or other conflicts of interest. We may experience significant delays and incur significant expenses in resolving these conflicts and may not be able to resolve these matters on acceptable terms. Even without conflicts of interest, the parties may differ in their views as to how best to realize the value associated with a current product or a product in development. In some cases, our corporate partner may have responsibility for formulating and implementing key strategic or operational plans. Decisions by our corporate partners on key clinical, regulatory, marketing, pricing, inventory management and other issues may prevent successful commercialization of the product or otherwise impact our profitability.

OUR FINANCIAL RESULTS ARE SENSITIVE TO INTEREST RATE AND FOREIGN CURRENCY EXCHANGE RATE FLUCTUATIONS AS A RESULT OF OUR SIGNIFICANT CASH BALANCES AND SHORT-TERM INVESTMENTS.

    In 1998, we sold portions of our businesses for cash, including our IN VITRO diagnostics and ophthalmics businesses, and as a result have significant cash balances and short-term investments. Our financial results, therefore, are sensitive to interest rate fluctuations in the U.S. In addition, we sell products in many countries throughout the world, and our financial results could be significantly affected by fluctuations in foreign currency exchange rates or by weak economic conditions in foreign markets.

WE ARE SUBJECT TO TAXATION IN A NUMBER OF JURISDICTIONS AND CHANGES TO THE CORPORATE TAX RATE AND LAWS OF ANY OF THESE JURISDICTIONS COULD INCREASE THE AMOUNT OF CORPORATE TAXES WE HAVE TO PAY.

    We are taxable principally in the U.S., Germany, Italy and The Netherlands. All of these jurisdictions have in the past and may in the future make changes to their corporate tax rates and other tax laws, which could increase our tax provision in the future. We have negotiated a number of rulings regarding income and other taxes that are subject to periodic review and renewal. If these rulings are not renewed or are substantially modified, taxes payable in particular jurisdictions could increase. While we believe that all material tax liabilities are properly reflected in our balance sheet, we are presently under audit in several jurisdictions, and we may not prevail in all cases in the event the taxing authorities disagree with our interpretations of the tax law. In addition and subject to some limitations, we have assumed liabilities for all income taxes incurred prior to the sales of our former subsidiaries, Chiron Vision Corporation and Chiron Diagnostics Corporation. Future levels of research and development spending, capital investment and export sales will impact our entitlement to related tax credits and benefits that lower our effective tax rate.

WE EXPECT TO EXPERIENCE VOLATILITY IN THE TRADING PRICE OF THE EXCHANGE NOTES AND THE UNDERLYING COMMON STOCK, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

    The trading price of the exchange notes and the underlying common stock is subject to significant volatility due to any number of events, both internal and external us. These include, without limitation:

    - results of clinical trials conducted by us or by our competitors;

    - announcements by us or our competitors regarding product development efforts, including the status of regulatory approval applications;

    - the outcome of legal proceedings, including claims filed by us against third parties to enforce our patents and claims filed by third parties against us relating to patents held by the third parties;

    - the launch of competing products;

    - the resolution of or the failure to resolve disputes with collaboration partners;

    - our corporate restructuring activities;

    - our licensing activities; and

    - the acquisition or sale by us of products, products in development or businesses.

    In connection with our research and development collaborations, from time to time we invest in equity securities of our corporate partners. The price of these securities also is subject to significant volatility and may be affected by, among other things, the types of events that affect our stock. Changes in the market price of these securities may impact our profitability and the trading price of our exchange notes and common stock.

THE EXCHANGE NOTES ARE SUBORDINATED TO OUR SENIOR DEBT; IN THE EVENT OF A DEFAULT, WE MAY NOT HAVE ENOUGH ASSETS REMAINING TO PAY AMOUNTS DUE ON ANY OR ALL OF THE EXCHANGE NOTES THEN OUTSTANDING AND YOU MAY LOSE ANY OR ALL OF YOUR INVESTMENT.

    The exchange notes will be unsecured and subordinated in right of payment to our senior debt. As a result of such subordination, in the event of our liquidation or insolvency, a payment default with respect to senior debt, a covenant default with respect to designated senior debt or upon acceleration of the exchange notes due to an event of default, our assets will be available to pay obligations on the exchange notes only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the exchange notes then outstanding. Neither we nor our subsidiaries are prohibited under the exchange note indenture from incurring debt. As of December 31, 1999, we had approximately $91.4 million of outstanding senior debt.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the exchange notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries also will be contingent upon our subsidiaries' earnings and business considerations.

IF AN ACTIVE MARKET FOR THE EXCHANGE NOTES FAILS TO DEVELOP, THE TRADING PRICE AND LIQUIDITY OF THE EXCHANGE NOTES COULD BE MATERIALLY ADVERSELY AFFECTED.

    Prior to the offering there has been no trading market for the exchange notes. The dealer manager has advised us that it currently intends to make a market in the exchange notes. The liquidity of the trading market for the exchange notes will depend in part on the level of participation of the holders of existing notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the exchange notes and the lesser the liquidity of the trading market for the existing notes not tendered in the exchange offer. However, Goldman, Sachs & Co. is not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market making activity by Goldman, Sachs & Co. will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the exchange notes will develop or, if one does develop, that it will be maintained. If an active market for the exchange notes fails to develop or be sustained, the trading price and liquidity of the exchange notes could be materially adversely affected.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus, including material incorporated into this prospectus by reference, contains forward-looking statements. These include statements concerning plans, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including, without limitation, statements containing words such as "believes," "anticipates," "expects," "estimates," "projects," "will," "may," "might" and words of a similar nature. Actual results, performance or outcomes may differ materially. Some of the important factors which, in our view, could cause actual results to differ from those expressed in the forward-looking statements are discussed under the heading "Risk Factors".

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange of the existing notes for the exchange notes pursuant to the exchange offer.

                          PRICE RANGE OF COMMON STOCK

    The following table sets forth the high and low closing sales prices of a share of our common stock reported on The Nasdaq National Market during the indicated periods.

                                                                HIGH             LOW
                                                                ----             ---
Fiscal year ending December 31, 1998
    First Quarter.........................................  $22             $16 9/16
    Second Quarter........................................   22              15 11/16
    Third Quarter.........................................   21 1/16         13 3/4
    Fourth Quarter........................................   26 5/8          18 1/16
Fiscal year ending December 31, 1999
    First Quarter.........................................  $23 1/4         $20 7/8
    Second Quarter........................................   22 7/16         20
    Third Quarter.........................................   33 5/16         20 3/4
    Fourth Quarter........................................   43 1/4          27 1/2
Fiscal year ending December 31, 2000
    First Quarter.........................................  $67 9/16        $39 7/16
    Second Quarter (through April 5, 2000)                   48 3/16         44

    On April 5, 2000, the last reported sales price of our common stock on The Nasdaq National Market was $44 1/8 per share.

                                DIVIDEND POLICY

    We do not pay any dividends on our common stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying cash dividends to holders of our common stock.

                                 CAPITALIZATION

    The following table sets forth as of December 31, 1999, (i) our actual capitalization and (ii) our pro forma capitalization as adjusted after giving effect to (a) the issuance of the exchange notes in the exchange offer on the assumption that all of the outstanding existing 1.90% Convertible Subordinated Notes due November 17, 2000 were validly tendered and accepted for exchange;
(b) to reflect an extraordinary loss of $      million on the assumed early
extinguishment of all outstanding existing notes and (c) the repayment in January 2000 of an outstanding note payable to Novartis AG of $67.8 million.

    To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the exchange notes would decrease and the amount attributed to the existing notes would increase. This information should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements which are incorporated by reference herein.

                                                                  DECEMBER 31, 1999
                                                              -------------------------
                                                                            PRO FORMA
                                                                ACTUAL     AS ADJUSTED
                                                                ------     -----------
                                                               (DOLLARS IN THOUSANDS,
                                                               EXCEPT FOR SHARE DATA)
Long-term debt, including current portion:
     % Convertible Subordinated Notes due 2007 (exchange
    notes)..................................................  $       --    $
  1.90% Convertible Subordinated Notes due 2000 (existing
    notes)..................................................     238,371            --
  Other long-term debt(1)(2)................................     196,212       128,421
                                                              ----------    ----------
    Total long-term debt....................................  $  434,583    $

Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
    authorized; none outstanding............................          --            --
  Common stock, $0.01 par value; 499,500,000 shares
    authorized; 181,863,000 shares issued and outstanding...       1,819         1,819
  Restricted common stock, $0.01 par value; 500,000 shares
    authorized; none outstanding............................          --            --
  Additional paid-in capital................................   2,057,418     2,057,418
  Accumulated deficit.......................................    (323,037)            ()
  Accumulated other comprehensive income....................       3,351         3,351
  Treasury stock, at cost (1,230,000 shares)................     (46,714)      (46,714)
                                                              ----------    ----------
    Total stockholders' equity..............................   1,692,837
                                                              ----------    ----------
      Total capitalization..................................  $2,127,420    $
                                                              ==========    ==========

--------------

(1) Long-term debt includes a $67.8 million note payable to Novartis AG, $20.3 million that was outstanding under certain credit facilities and $9.8 million of the 1.90% Convertible Subordinated Notes due November 2000 held by Novartis AG that will not be included in the exchange offer. Also see note 10 of the consolidated financial statements which are incorporated by reference herein.

(2) In January 2000, we repaid an outstanding note payable to Novartis AG of $67.8 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes thereto. The selected data presented below under captions "Consolidated Statement of Operations Data" and "Consolidated Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1999 are derived from our audited consolidated financial statements. The consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, are incorporated by reference in this prospectus.

    The following transactions materially effect the comparability of the information reflected below:

    - On December 29, 1997, we completed the sale of our ophthalmics business to Bausch & Lomb Incorporated. On November 30, 1998, we completed the sale of our IN VITRO diagnostics business to Bayer Corporation. Our consolidated statements of operations reflect the after-tax results of our ophthalmics business and our IN VITRO diagnostics business as discontinued operations for all periods presented; and

    - On March 31, 1998, in an acquisition accounted for under the purchase method of accounting, we acquired the remaining 51% interest in Chiron Behring GmbH & Co from Hoechst AG. Beginning in the second quarter of 1998, the results of Chiron Behring were consolidated with our results.

                                                               YEARS ENDED DECEMBER 31,
                                            --------------------------------------------------------------
                                               1995         1996         1997         1998         1999
                                               ----         ----         ----         ----         ----
                                                         ($ IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues............................  $  393,566   $  537,149   $  574,599   $  736,673   $  762,646
Income (loss) from continuing
  operations..............................    (469,802)      45,658       25,782       75,998      128,404
Income (loss) from continuing operations
  per share (basic).......................       (2.89)        0.27         0.15         0.43         0.71
Income (loss) from continuing operations
  per share (diluted).....................       (2.89)        0.26         0.14         0.42         0.69

                                                                     DECEMBER 31,
                                            --------------------------------------------------------------
                                               1995         1996         1997         1998         1999
                                               ----         ----         ----         ----         ----
                                                                   ($ IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term and
  long-term investments...................  $  224,217   $  128,835   $  258,472   $1,590,003   $1,554,787
Working capital...........................     268,408      223,599      298,866    1,073,507      726,369
Total assets..............................   1,489,847    1,688,670    1,768,478    2,524,264    2,458,769
Long-term debt, including current
  portion(1)..............................     470,224      560,072      556,172      421,309      434,583
Stockholders' equity......................     672,061      764,855      873,945    1,545,802    1,692,837
RATIO OF EARNINGS TO FIXED CHARGES(2).....  $  (377.25)       1.94x        1.54x        3.38x        4.89x

----------------

(1) Long-term debt includes a note payable to Novartis AG, amounts outstanding under certain credit facilities and the 1.90% Convertible Subordinated Notes due November 2000 held by Novartis AG.

(2) For purposes of this ratio, "earnings" consist of earnings before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness and capital lease obligations, the interest component of rental expense, amortization of debt discount and issuance expenses.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING NOTES

    We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount at maturity of existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. In addition, for each $1,000 principal amount at maturity of the existing notes tendered, you will also receive a cash payment in the amount equal to the difference between (i) the product of (A) 34.5924 and (B) the average of the closing market prices of our common stock for the five trading days immediately preceding the second trading day prior to the expiration date and (ii) $1,000.

    Any existing note that is validly tendered and accepted prior to an interest payment date, May 17 and November 17 in the case of the existing notes, will not be entitled to any payment or adjustment on account of accrued original issue discount or accrued and unpaid interest on such note.

    Holders must tender existing notes in a principal amount of $1,000 and any integral multiple of $1,000.

    You may tender all, some or none of your existing notes.

    The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

    Our board of directors and officers do not make any recommendation to the holders of existing notes as to whether or not to tender all or any portion of their existing notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing notes and, if so, the amount of existing notes to tender.

EXPIRATION DATE

    The expiration date for the offer is 12:01 a.m., Eastern Standard Time, on
May   , 2000, unless we extend the offer. We may extend this expiration date for
any reason. The last date on which tenders will be accepted, whether on May   ,
2000 or any later date to which the exchange offer may be extended, is referred to as the expiration date.

EXTENSIONS; AMENDMENTS

    We expressly reserve the right, in our discretion, for any reason to:

    - delay the acceptance of existing notes for exchange;

    - extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing notes in the manner described below. During any extension, all existing notes previously tendered and not withdrawn will remain subject to the exchange offer; and

    - amend the terms of the exchange offer.

    If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and, if required by law, we will extend the exchange offer for a period of five to ten business days.

    We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the existing notes as promptly as practicable. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date.

PROCEDURES FOR TENDERING EXISTING NOTES

    Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

    TENDER OF EXISTING NOTES HELD THROUGH A CUSTODIAN. If you are a beneficial holder of the existing notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the existing notes on your behalf. Your custodian will provide you with their instruction letter which you must use to give these instructions. Any beneficial owner of existing notes held of record by The Depository Trust Company or its nominee, through authority granted by The Depository Trust Company, may direct The Depository Trust Company participant through which the beneficial owner's existing notes are held in The Depository Trust Company to tender on the beneficial owner's behalf.

    TENDER OF EXISTING NOTES HELD THROUGH THE DEPOSITORY TRUST COMPANY. To effectively tender existing notes that are held through The Depository Trust Company, Depository Trust Company participants should transmit their acceptance through the Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering Depository Trust Company participant must comply with the guaranteed delivery procedures set forth below.

    In addition, the exchange agent must receive:

    - a completed and signed letter of transmittal or an electronic confirmation pursuant to The Depository Trust Company's ATOP system indicating the principal amount of existing notes to be tendered and any other documents, if any, required by the letter of transmittal, and

    - prior to the expiration date, a confirmation of book-entry transfer of such existing notes, into the exchange agent's account at The Depository Trust Company, in accordance with the procedure for book-entry transfer described below, or

    - the holder must comply with the guaranteed delivery procedures described below.

    No letters of transmittal will be required to tender existing notes through ATOP.

    Your existing notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company must make book-entry delivery of existing notes by having The Depository Trust Company transfer such existing notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. Although your existing notes will be tendered through The Depository Trust Company facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to The Depository Trust Company's ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under "Exchange agent," prior to 12:01 a.m. Eastern Standard Time on the expiration date. You or your broker must ensure that the exchange agent receives an agent's message from The Depository Trust Company confirming the book-entry transfer of your existing notes. An agent's message is a message transmitted by The Depository

Trust Company and received by the exchange agent that forms a part of the book-entry confirmation which states that The Depository Trust Company has received an express acknowledgement from the participant in The Depository Trust Company tendering the shares that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to The Depository Trust Company in accordance with its procedures does not constitute delivery to the exchange agent.

    If you are an institution which is a participant in The Depository Trust Company's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

    Do not send letters of transmittal or other exchange offer documents to us, Goldman Sachs & Co. or Georgeson Shareholder Communications Inc., the information agent.

    It is your responsibility that all necessary materials get to the exchange agent before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing notes will not be validly tendered.

    Any existing notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

    We will have accepted the validity of tendered existing notes if and when we give oral or written notice to State Street Bank and Trust Company of California, N.A., the exchange agent. The exchange agent will act as the tendering holders' agent for purposes of receiving the exchange notes from us. If we do not accept any tendered existing notes for exchange because of an invalid tender or the occurrence of any other event, State Street Bank and Trust Company of California, N.A. will return those existing notes to you, without expense, promptly after the expiration date via book-entry transfer through The Depository Trust Company.

OUR INTERPRETATIONS ARE BINDING

    We will determine, in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing note which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular existing notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular existing note either before or after the expiration date, including the letter of transmittal and the instructions to such letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all existing notes properly tendered, and will issue the exchange notes promptly after acceptance of the existing notes. The discussion under the heading "Conditions for completion of the exchange offer" provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

    For each $1,000 principal amount of existing notes accepted for exchange, you will receive an exchange note having a principal amount of $1,000 and you will also receive a cash payment in the amount equal to the difference between
(i) the product of (A) 34.5924 and (B) the average of the closing market prices of our common stock for the five trading days immediately preceding the second trading day prior to the expiration date and (ii) $1,000. The exchange notes will bear interest from the issue date, which is anticipated to be three business days following acceptance of the existing notes.

    Any existing note that is validly tendered and accepted prior to an interest payment date, May 17 and November 17 in the case of the existing notes, will not be entitled to any payment or adjustment on account of accrued original issue discount or accrued and unpaid interest on such note.

    In all cases, issuance of exchange notes for existing notes that are accepted for exchange in the offer will be made only after timely receipt by the exchange agent of:

    - a timely book-entry confirmation of such existing notes into the exchange agent's account at the book-entry transfer facility,

    - a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder's acceptance through The Depository Trust Company's ATOP system, and

    - all other required documents, if any.

    If we do not accept any tendered existing notes for any reason set forth in the terms and conditions of the exchange offer, or if existing notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing notes that are not exchanged will be credited to an account maintained with The Depository Trust Company, as promptly as practicable after the expiration or termination of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

    If you desire to tender your existing notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing notes if:

    - your tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to the Depository Trust Company's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

    (a) sets forth the name and address of the holder of existing notes and the amount of existing notes tendered,

    (b) states that the tender is being made thereby, and

    (c) guarantees that within three New York Stock Exchange trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

    - book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

    You may withdraw your tender of existing notes at any time prior to 12:01 a.m., Eastern Standard Time, on the expiration date.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading "Exchange agent" prior to 12:01 a.m. Eastern Standard Time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person who tendered the existing notes to be withdrawn;

    - contain a statement that you are withdrawing your election to have your existing notes exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantees; and

    - if you have tendered your existing notes in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility.

Any existing notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following the procedures described under the heading "Procedures for tendering existing notes" above at any time on or prior to 12:01 a.m., Eastern Standard Time, on the expiration date.

CONDITIONS FOR COMPLETION OF THE EXCHANGE OFFER

    The exchange offer is conditional upon a minimum principal amount of 75% of the existing notes being tendered and upon the average of the closing market prices of our common stock for the five trading days immediately preceding the second trading day prior to the expiraton date remaining between $ and $ , which conditions may be waived or amended.

    We may not accept existing notes for exchange and may terminate or not complete the exchange offer if:

    - any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

    - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

    - any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

       - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

       - any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial stocks or the Standard & Poor's 500 Index from April 5, 2000;

       - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

       - any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

       - a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

       - if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

    - any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

    - any event or events occur that have resulted or may result, in our judgment, in an actual or threatened change in our business condition, income, operations, stock ownership or prospects and our subsidiaries, taken as a whole;

    - as the term "group" is used in Section 13(d)(3) of the Exchange Act,

       - any person, entity or group acquires more than five percent of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the Securities and Exchange Commission, or SEC, prior to April 5, 2000;

       - any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than two percent of our outstanding shares; or

       - any new group shall have been formed that beneficially owns more than five percent of our outstanding shares of common stock which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of shares.

    If any of the above events occur, we may:

    - terminate the exchange offer and as promptly as practicable return all tendered existing notes to tendering note holders;

    - extend the exchange offer and, subject to the withdrawal rights described in "--Withdrawal rights" on page 20, retain all tendered existing notes until the extended exchange offer expires;

    - amend the terms of the exchange offer; or

    - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

    The conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition in whole or in part at any time in our discretion. Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

    If a stop order issued by the SEC is in effect with respect to the registration statement of which this document is a part, we will not accept any existing notes tendered and we will not issue exchange notes in exchange for any existing notes.

NOVARTIS RELATIONSHIP AND WAIVER

    Novartis AG, a life sciences company headquartered in Basel, Switzerland, was formed as a result of the December 1996 merger between Ciba-Geigy Limited and Sandoz Limited. Through a series of transactions that became effective in January 1995, Ciba acquired shares of our common stock which, when combined with shares already held by Ciba, represented 49.9% of our then-outstanding common stock. As a result of dilution stemming primarily from the issuance of common stock under our employee stock option and stock purchase plans and in connection with certain acquisitions, as of February 1, 2000, Novartis held shares representing approximately 44% of our outstanding common stock.

    In connection with these transactions, we and Novartis entered into a series of agreements which provide, among other things and subject to certain conditions and exceptions, that:

    - Novartis will not increase its ownership interest in us above 55% before January 5, 2001 and thereafter will not increase its ownership above 55% unless it acquires all of our outstanding capital stock in a "buy-out" transaction;

    - Novartis may not propose or consummate a "buy-out transaction" before January 5, 2001;

    - Novartis may exceed these standstill amounts and increase its ownership interest up to 79.9% if the transaction is approved by a majority of the independent members of our Board of Directors;

    - Novartis has the right to nominate three members to our Board of Directors, which will be reduced from twelve members to eleven members after our year 2000 annual meeting;

    - We may require Novartis to purchase shares of our common stock directly from us at fair market value, up to a maximum subscription amount, initially $500 million and subject to adjustment, as noted below;

    - Novartis will provide certain funding to us for research services and has agreed to guarantee up to a maximum amount of $402.5 million of our debt; Chiron can increase the maximum borrowing amount under the guaranteed credit facilities by up to $300 million. In exchange for this increase, the amount of Chiron's common stock required to be purchased by Novartis (as noted above) would be reduced by an equal amount. Under the Investment Agreement, Novartis has guaranteed $172.6 million of Chiron's operating lease commitments as of December 31, 1999. In addition, Novartis has guaranteed a $100 million bank line of credit but there were no borrowings outstanding at December 31, 1999.

    - Novartis has an option to purchase newly issued shares of our common stock directly from us at fair market value, subject to the standstill restrictions described above; and

    - We and Novartis will cooperate in research, development, manufacturing and marketing of biotechnology products on an arm's-length basis while remaining independent to pursue other opportunities.

    Novartis has waived its subscription rights related to the issuance of the exchange notes.

FEES AND EXPENSES

    Goldman, Sachs & Co. is acting as the dealer manager in connection with the exchange offer. Goldman, Sachs & Co. will receive a fee in the manner described below for its services as dealer manager, in addition to being reimbursed for its out-of-pocket expenses, including reasonable attorneys' fees, in connection with the exchange offer. The fees below will be payable if and when the exchange offer is completed.

    The fee will be equal to the greater of (i) 0.75% of the principal amount at maturity of the existing notes validly tendered and accepted for exchange in the exchange offer or (ii) $500,000.

    We have agreed to indemnify Goldman, Sachs & Co. against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments which Goldman, Sachs & Co. may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Goldman, Sachs & Co. may from time to time hold existing notes, exchange notes and our common stock in its proprietary accounts, and to the extent it owns existing notes in these accounts at the time of the exchange offer, Goldman, Sachs & Co. may tender these existing notes.

    We have retained Georgeson Shareholder Communications Inc. to act as the information agent and State Street Bank and Trust Company of California, N.A. to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of existing notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

    Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered under the exchange offer.

    We will not pay any fees or commissions to any broker or dealer or any other person, other than Goldman, Sachs & Co., for soliciting tenders of existing notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

LEGAL LIMITATION

    The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any existing notes tendered, and no exchange notes will be issued in exchange for any such existing notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

    State Street Bank and Trust Company of California, N.A., has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                               STATE STREET BANK
                               AND TRUST COMPANY
                              OF CALIFORNIA, N.A.
                                 Exchange Agent

                      BY MAIL, OVERNIGHT DELIVERY OR HAND:
            State Street Bank and Trust Company of California, N.A.
                    c/o State Street Bank and Trust Company
                         Avenue de Lafayette, 5th Floor
                                Corporate Trust
                                Boston, MA 02110
                             Attention: Susan Lavey

                  TO CONFIRM BY TELEPHONE OR FOR INFORMATION:
                                 (617) 662-1544

                            FACSIMILE TRANSMISSIONS:
                                 (617) 662-1452

    If you deliver the letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated expenses to be incurred in connection with the exchange offer are customary and will be paid by us.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE EXISTING NOTES

    Holders who tender their existing notes for exchange will not be obligated to pay any related transfer taxes.

    The existing notes that are not exchanged for exchange notes pursuant to the exchange offer will be pari passu in payment to the exchange notes.

                         DESCRIPTION OF EXCHANGE NOTES

    We will issue the exchange notes under a document called the "Indenture." The Indenture is a contract between us and State Street Bank and Trust Company of California, N.A., as Trustee (the "Trustee"). The Indenture and the exchange notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the exchange notes and the Indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning of only the more important terms. Wherever we refer to particular defined terms, those defined terms are incorporated by reference herein. In this section, references to "Chiron," "we," "our" or "us" refer solely to Chiron Corporation and not its subsidiaries.

GENERAL

    The exchange notes will be general, unsecured obligations of Chiron. The exchange notes will be subordinated, which means that they will rank behind certain of our indebtedness as described below. The exchange notes will be limited to $243,800,000 aggregate principal amount. We are required to repay the
principal amount of the exchange notes in full on May   , 2007. The exchange
notes will bear interest at the rate per annum shown on the front cover of this
prospectus from May   , 2000. We will pay interest on the exchange notes on May
  and November   of each year, commencing on November   , 2000. Interest payable
per $1,000 principal amount of exchange notes for the period from May   , 2000
to November   , 2000 will be $             .

    You may convert the exchange notes into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time
before the close of business on May   , 2007, unless the exchange notes have
been previously redeemed or repurchased. The conversion rate may be adjusted as described below.

    We may redeem the exchange notes at our option at any time on or after May , 2003, in whole or in part, at the redemption prices set forth below under
"--Optional Redemption by Chiron," plus accrued and unpaid interest to the redemption date. If there is a Change in Control of Chiron, you may have the right to require us to repurchase your exchange notes as described below under "--Repurchase at Option of Holders Upon a Change in Control."

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

    The exchange notes will be issued:

    - only in fully registered form;

    - without interest coupons; and

    - in denominations of $1,000 or multiples thereof.

    The exchange notes will be evidenced by one or more global notes which will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear the legend regarding those restrictions set forth under "Notice to Investors." Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

    - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

    - an Event of Default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

    DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

    - you cannot get notes registered in your name if they are represented by the global note;

    - you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes;

    - you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

    - all payments on the global note will be made to DTC or its nominee.

    The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

    Only institutions, such as a securities broker or dealer, that have accounts with the DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC for their participants' interests, and the records kept by those participants for interests of persons held by participants on their behalf.

    Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse, that is, next-day funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

    We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

    We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name".

    We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

    We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

    DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some of these participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the Trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and we and the Trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS

    You may, at your option, convert any portion of the principal amount of any exchange note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the exchange notes have been previously redeemed or repurchased, at a
conversion price equivalent to a   % premium over the average of the closing
market prices of our common stock for the five trading days immediately preceding the second trading day prior to the expiration date. Your right to convert an exchange note called for redemption or delivered for repurchase will terminate at the close of business on the redemption date or repurchase date for that exchange note, unless we default in making the payment due upon redemption or repurchase.

    You may convert all or part of any exchange note by delivering the exchange note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained by the Trustee. The conversion date will be the date on which the exchange note and the duly signed and completed notice of conversion are so delivered.

    As promptly as practicable on or after the conversion date, we will issue and deliver to the Trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fraction of a share. The certificate will then be sent by the Trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the exchange notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

    If you surrender an exchange note for conversion on a date that is not an Interest Payment Date, you will not be entitled to receive any interest for the period from the next preceding Interest Payment Date to the conversion date, except as described below in this paragraph. Any exchange note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except exchange notes (or portions thereof) called for redemption on a redemption date or to be repurchased on a repurchase date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of the exchange notes being surrendered for conversion. In the case of any exchange note which has been converted after any Regular Record Date but before the next succeeding Interest Payment Date, interest payable on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such exchange note on such Regular Record Date.

    No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

    You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

    The conversion rate will be subject to adjustment for, among other things:

    - dividends (and other distributions) payable in our common stock on shares of our capital stock,

    - the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then Current Market Price of such common stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants,

    - subdivisions, combinations and reclassifications of our common stock,

    - distributions to all holders of our common stock of evidences of indebtedness of Chiron, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations discussed below),

    - distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the immediately preceding clause, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of our common stock in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, but not in excess of the Tender Premium in such tender offer, exceeds 10% of our market capitalization (being the product of the Current Market Price per share of the common stock on the record date for such distribution and the number of shares of common stock then outstanding), and

    - the successful completion of a tender offer made by us or any of our subsidiaries for our common stock (i) at a price per share in excess of the average of the Current Market Prices of our common stock for the twenty trading days immediately preceding the date of announcement of the tender offer and (ii) which involves an aggregate consideration that, together with (1) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of such tender offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in the immediately preceding clause above to all holders of our common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer (such adjustment being limited, in respect of the excess over our market capitalization, to the amount in excess of 10% of such market capitalization, but not in excess of the Tender Premium).

    The term "Current Market Price" of our common stock for any day means the closing market price on such day, or if our common stock is not quoted or admitted to trading on The Nasdaq National Market on such day, on the principal quotation system or national securities exchange on which our common stock may be listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and ask prices of our common stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any Nasdaq National Market member firm selected from time to time by our board of directors for that purpose or, if not available in such manner, as otherwise determined in good faith by our board of directors.

    The term "Tender Premium" means the amount equal to (i) the price per share offered by us in the tender offer in excess of the average of the Current Market Prices of our common stock for the twenty trading days immediately preceding the date of announcement of the tender offer, multiplied by (ii) the number of shares of our common stock accepted for tender in the tender offer.

    We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered exchange notes of any adjustments.

    In case of any consolidation or merger of Chiron with or into another entity or any merger of another entity into Chiron (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our common stock), or in case of any sale or transfer of all or substantially all of our assets, each exchange note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the exchange notes were convertible immediately prior to the consolidation or merger or sale or transfer.

    We may increase the conversion rate for any period of at least 20 days, upon at least 15 days' notice, if our Board of Directors determines that the increase would be in our best interest. The Board of Directors' determination in this regard will be conclusive. We will give holders of exchange notes at least
15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds 105% of the conversion price of the exchange notes in connection with an event which otherwise would be a Change In Control as defined below.

    If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets of Chiron, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which exchange notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of exchange notes. See "Federal Income Tax Considerations--United States Holders."

SUBORDINATION

    The exchange notes are subordinated and, as a result, the payment of the principal, any premium and interest (including Liquidated Damages) on the exchange notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of Senior Debt, of all of our Senior Debt. The exchange notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. On December 31, 1999 we had approximately $91.4 million of Senior Debt.

    "Senior Debt" is defined in the Indenture to mean: the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:

    - our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation,

    - all of our obligations for money borrowed,

    - all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

    - our obligations (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes,

    - all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements,

    - all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities (including reimbursement obligations with respect to the foregoing),

    - all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business),

    - all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property, and

    - renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

    Senior Debt will not include the existing notes or any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the exchange notes.

    We may not make any payment on account of principal, premium or interest (including Liquidation Damages, if any) on the exchange notes, or redemption or repurchase of the exchange notes, if we default in our obligations to pay principal, premium, interest or other amounts on our Senior Debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments. However, any amounts previously deposited by us with the Trustee or paying agent in accordance with the subordination provisions of the Indenture at the time of the deposit may be paid to the holders of the exchange notes.

    We may resume payments on the exchange notes or redeem or repurchase the exchange notes upon the date on which this payment default is cured or waived or ceases to exist.

    In addition, upon any acceleration of the principal due on the exchange notes as a result of an Event of Default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all Senior Debt must be paid in full before you are entitled to receive any payment. By reason of such subordination, in the event of insolvency, our creditors who are holders of Senior Debt are likely to recover more, ratably, than the you are, and you will likely to experience a reduction or elimination of payments on the exchange notes.

    In addition, the exchange notes will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of Chiron to receive any assets of our subsidiaries upon their liquidation or reorganization, and the right of the holders of the exchange notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that Chiron itself is recognized as a creditor of such subsidiary, in which case the claims of Chiron would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Chiron.

    The Indenture does not limit our ability to incur Senior Debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

OPTIONAL REDEMPTION BY CHIRON

    On or after May , 2003 we may redeem the exchange notes, in whole or in part, at the prices set forth below. If we elect to redeem all or part of the exchange notes, we will give at least 30, but no more than 60, days notice to you.

    The redemption price, expressed as a percentage of principal amount, is as
follows for the 12-month periods beginning on May   of the following years (May
  , 2003 through May   , 2004 in the case of the first such period):

YEAR                                                            REDEMPTION PRICE
----                                                           ------------------
2003........................................................                     %
2004........................................................                     %
2005........................................................                     %
2006........................................................                     %

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

    No sinking fund is provided for the exchange notes, which means that the Indenture does not require us to redeem or retire the exchange notes periodically.

PAYMENT AND CONVERSION

    Payments on any global note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the exchange notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any of our agents or the Trustee's agents has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note, or
(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

    We will not be required to make any payment on the exchange notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

    Exchange notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Exchange notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "--Conversion Rights."

    We have initially appointed the Trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the exchange notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the exchange notes have been made available for payment and either paid or returned to us as provided in the Indenture, the Trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of exchange notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with the notice procedures described under "--Repurchase at Option of Holders Upon a Change of Control" below.

    All moneys deposited with the Trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any exchange notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

    If a Change in Control as defined below occurs, you will have the right, at your option, to require us to repurchase all of your exchange notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the exchange notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.

    At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing prices of the our common stock for the five trading days immediately preceding the second trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the Indenture.

    Within 30 days after the occurrence of a Change in Control, we are obligated to give to you notice of the Change in Control and of the repurchase right arising as a result of the Change of Control. We must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the Trustee of your exercise of your repurchase right, together with the exchange notes with respect to which the right is being exercised. We are required to repurchase the exchange notes on the date that is 45 days after the date of our notice.

    A Change in Control will be deemed to have occurred at the time after the exchange notes are originally issued that any of the following occurs:

    (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; provided, however, that such threshold shall be 79.9% or more of the voting power if the acquiring person is Novartis AG or any person affiliated therewith; or

    (2) we merge or consolidate with or into any other person, any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than (a) any such transaction (i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (ii) pursuant to which the holders of our common stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; provided, however, that such threshold shall be more than 20.1% of the total voting power if the acquiring person is Novartis AG or any person affiliated therewith; and (b) any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

    However, a Change in Control will not be deemed to have occurred if the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the exchange notes in effect on each of those trading days.

    For purposes of these provisions:

       - the conversion price is equal to $1,000 divided by the conversion rate;

       - whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

       - "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

    Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

    We may, to the extent permitted by applicable law, at any time purchase exchange notes in the open market, by tender at any price or by private agreement. Any exchange note that we purchase may, to the extent permitted by applicable law, be re-issued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any exchange notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

    The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your exchange notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

    The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

    Our ability to repurchase exchange notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control could result in an event of default under our Senior Debt. Moreover, a Change in Control could cause an event of default under, or be prohibited or limited by, the terms of our Senior Debt. As a result, unless we were to obtain a waiver, a repurchase of the exchange notes in cash could be prohibited under the subordination provisions of the Indenture until the Senior Debt is paid in full. Although we have the right to repurchase the exchange notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the exchange notes that might be delivered by holders of exchange notes seeking to exercise the repurchase right. If we were to fail to repurchase the exchange notes when required following a Change in Control, an Event of Default under the Indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under our Senior Debt. See "--Subordination".

MERGERS AND SALES OF ASSETS BY THE COMPANY

    We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

       - the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the exchange notes and the performance of our other covenants under the Indenture, and

       - immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

EVENTS OF DEFAULT

    The following will be Events of Default under the Indenture:

       - we fail to pay principal of or premium, if any, on any exchange note when due, whether or not prohibited by the subordination provisions of the Indenture;

       - we fail to pay any interest on any exchange note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the Indenture;

       - we fail to provide notice of a Change in Control, whether or not such repurchase is prohibited by the subordination provisions of the Indenture;

       - we fail to perform any other covenant in the Indenture, which failure continues for 60 days after written notice as provided in the Indenture;

       - any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantee thereof) by us or any of our significant subsidiaries in an aggregate principal amount in excess of $10,000,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the Indenture; and

       - certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the Trustee. Subject to providing indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    If an Event of Default other than an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to Chiron occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding exchange notes may, subject to the subordination provisions of the Indenture, accelerate the maturity of all exchange notes.

However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding exchange notes may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the non-payment of principal of the exchange notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. If an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to Chiron occurs, then the principal of, and accrued interest on, all the exchange notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the exchange notes or the Trustee. For information as to waiver of defaults, see--Meetings, Modification and Waiver."

    You will not have any right to institute any proceeding with respect to the Indenture, or for any remedy under the Indenture, unless you give the Trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding exchange notes have made written request, and offered reasonable indemnity, to the Trustee to institute proceedings, and the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding exchange notes direction inconsistent with the written request and shall have failed to institute such proceeding within 60 days. However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including Liquidated Damages, on your exchange note on or after the respective due dates expressed in your exchange note or your right to convert your exchange note in accordance with the Indenture.

    We will be required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

    The Indenture contains provision for convening meetings of the holders of exchange notes to consider matters affecting their interests.

    Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the holders of the exchange notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by us may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the exchange notes at the time outstanding or (ii) by the adoption of a resolution, at a meeting of holders of the exchange notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the exchange notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the exchange notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

    However, a modification or amendment requires the consent of the holder of each outstanding exchange note affected if it would:

       - change the stated maturity of the principal or interest of an exchange note;

       - reduce the principal amount of, or any premium or interest on, any exchange note;

       - reduce the amount payable upon a redemption or mandatory repurchase;

       - modify the provisions with respect to the repurchase rights of holders of exchange notes in a manner adverse to the holders;

       - change the place or currency of payment on an exchange note;

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
       - impair the right to institute suit for the enforcement of any payment on any exchange note;

       - modify our obligation to maintain an office or agency in New York City;

       - modify the subordination provisions in a manner that is adverse to the holders of the exchange notes;

       - adversely affect the right to convert the exchange notes;

       - modify our obligation to deliver information required under Rule 144A to permit resales of the exchange notes and common stock issued upon conversion of the exchange notes if we cease to be subject to the reporting requirements under the Exchange Act;

       - reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the Indenture;

       - reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

       - reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of exchange notes at which a resolution is adopted.

    The holders of a majority in aggregate principal amount of the outstanding exchange notes may waive compliance by us with certain restrictive provisions of the Indenture by written consent. Holders of a majority of the principal amount of exchange notes attending a meeting may also waive compliance by us with certain restrictive provisions of the Indenture by the adoption of a resolution at the meeting if a quorum of holders are present and certain other conditions are met. The holders of a majority in aggregate principal amount of the outstanding exchange notes also may waive by written consent any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

REPLACEMENT OF EXCHANGE NOTES

    We will replace any exchange note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed exchange note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the exchange note before a replacement exchange note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

    We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the exchange notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

    The Indenture and the exchange notes will be governed by and construed in accordance with the laws of the State of New York, United States of America.

THE TRUSTEE

    If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject

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to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of exchange notes, unless they shall have offered to the Trustee reasonable security or indemnity.

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                         DESCRIPTION OF EXISTING NOTES

    We issued the existing notes under an indenture, dated as of November 15, 1993, between us and The State Street Bank and Trust Company of California, N.A., as trustee. In this description, we refer to the indenture as the "indenture." The following description is a summary of the material provisions of the existing notes and the indenture. This summary is subject to and is qualified by reference to all the provisions of the indenture.

    As used in this "Description of Existing Notes" section, references to "Chiron", "we", "our" or "us" refer solely to Chiron Corporation and not our subsidiaries.

GENERAL

    The existing notes are limited to $243,800,000 aggregate principal amount at maturity. The existing notes mature on November 17, 2000 and are payable at a price of 100% of the principal amount of the existing notes. The existing notes bear interest at the rate of 1.90% per year. Interest is payable on May 17 and November 17 of each year.

    The existing notes are unsecured obligations of Chiron. The existing notes are subordinated to all of our present and future senior debt. Neither we nor our subsidiaries are restricted from incurring debt under the indenture. There are no financial covenants in the indenture. The existing notes are effectively subordinated in right of payment to all indebtedness and liabilities of our subsidiaries.

    The existing notes are convertible into common stock at the current conversion rate of 34.5924 shares of common stock for each $1,000 principal amount at maturity of existing notes, subject to adjustment as described under "--Conversion Rights," at any time prior to maturity, unless previously redeemed or repurchased.

    We pay principal and premium, if any, on the existing notes, and you may submit your existing notes for conversion, transfer or exchange, without service charge, at our office maintained for that purpose in the Borough of Manhattan, The City of New York, which shall initially be an office or agency of the trustee.

BOOK-ENTRY SYSTEM

    The existing notes were originally issued in the form of a global security held in book-entry form. The Depository Trust Company or its nominee is the sole registered holder of the existing notes represented by the global security for all purposes under the indenture. Owners of beneficial interests in the existing notes represented by the global security hold these interests pursuant to the procedures and practices of The Depository Trust Company. Owners of beneficial interest in the global security must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with The Depository Trust Company's procedures and practices. At any time at the request of the beneficial holder of an interest in the global security, the beneficial holder is entitled to obtain a definitive note upon written request to the trustee in accordance with the procedures of the Depository Trust Company for the issuance thereof. Upon receipt of any such request, the trustee will cause the aggregate principal amount at maturity of the global security to be reduced and, following such reduction, we will execute and the trustee will authenticate and deliver to such beneficial holder a note or notes in the name of such beneficial owner and with the appropriate aggregate principal amount at maturity.

CONVERSION RIGHTS

    You may convert your existing note, in whole or in part, into common stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. Your right

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
to convert an existing note called for redemption or submitted for repurchase terminates at the close of business on the last business day prior to the redemption date or repurchase date.

    To exercise your conversion right, you must surrender your existing note at the office of any conversion agent. If you are a beneficial owner of existing notes through the Depository Trust Company, you may exercise your conversion right by delivering to The Depository Trust Company the appropriate conversion instruction form pursuant to The Depository Trust Company's conversion program. You can obtain this conversion notice from the office of any conversion agent. The conversion date will be the date when you deliver your existing note and the duly signed and completed notice of conversion to the conversion agent. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment for any fractional shares. These certificates will be sent by the trustee to the conversion agent for delivery to the holder. The shares of common stock issuable upon conversion of the existing notes will be fully paid and nonassessable and will rank pari passu with our other shares of common stock.

    If you surrender your existing note for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date, your existing note must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of surrendered existing notes. However, you will not be required to submit payment in this period if existing notes, or portions of existing notes, are called for redemption on a redemption date during the period beginning at the close of business on a regular record date and ending on the opening of business on the first business day after the next succeeding interest payment date, or if such interest payment date is not a business day, the second succeeding business day. We will not make any payment or adjustment for interest or dividends upon conversion. If you convert your existing notes, you will not be entitled to receive any dividends payable to holders of common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares but will instead pay cash based on the market bid price of common stock at the close of business on the last trading day prior to conversion.

    You will not be required to pay any taxes or duties upon conversion but will be required to pay any tax or duty if the common stock issued upon conversion of the existing notes is in a name other than your name. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

    We will adjust the conversion rate if the following events occur:

    (1) we issue common stock as a dividend or distribution on our common stock;

    (2) we issue to all holders of our common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the current market price of our common stock, provided the conversion rate will be readjusted if these rights, options or warrants are not exercised prior to expiration;

    (3) we subdivide, combine or reclassify our common stock;

    (4) we distribute to all holders of our common stock evidences of indebtedness of Chiron, shares of capital stock or assets, including securities, but excluding:

       - those dividends and distributions listed in (1) above,

       - those rights, options and warrants listed in (2) above, and

       - all-cash distributions listed in (5) below;

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
    (5) we make distributions consisting exclusively of cash to all holders of our common stock, other than (i) any quarterly cash dividend on our common stock to the extent the aggregate cash dividend per share in any fiscal quarter does not exceed the greater of (A) the per share cash dividend of the next preceding quarterly cash dividend on the common stock to the extent the preceding quarterly dividend did not require any adjustment of the conversion rate, and (B) 3.75% of the average of the last reported sale price of our common stock during the ten trading days next preceding the date of declaration of the dividend and (ii) any dividend or distribution in connection with the liquidation, dissolution or winding up of our business; and

    (6) we or any of our subsidiaries successfully complete a tender offer for common stock and the tender offer involves the payment by us or our subsidiary of consideration per share of common stock having a fair market value that exceeds the then current market price of our common stock on the trading day next succeeding the expiration date of the tender offer.

    We reserve the right to make reductions in the conversion rate in addition to those specified above as we consider advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not make any conversion rate adjustment until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate pursuant to this paragraph and will give you notice by mail of any adjustments.

    If we consolidate or merge with or into another person or any person merges into us, or in case of any sale, transfer or lease of all or substantially all of our assets, each existing note then outstanding will, without the consent of the holder of any existing note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer or lease by a holder of number of shares of common stock into which the existing note was convertible immediately prior this event. However, this provision will not apply to any merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

    To the extent permitted by applicable law, we may from time to time increase the conversion rate by any amount for any period of at least 20 days if our board of directors has made a determination that such increase would be in the best interests of Chiron, which determination shall be conclusive. We shall give at least 15 days' notice of any proposed increase.

    If we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes and the number of shares into which existing notes are convertible is increased as a result of above antidilution provisions, this increase may be deemed to be a payment of a taxable dividend to holders. See "Federal Income Tax Considerations."

SUBORDINATION

    The existing notes are subordinate in right of payment to the prior payment in full of all senior debt. In the event of:

    - any insolvency or bankruptcy case or proceeding, or

    - any receivership, liquidation, reorganization or debt restructuring, or

    - any liquidation, dissolution or other winding up of Chiron, or

    - any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Chiron,

the holders of senior debt will be entitled to receive payment in full of all senior debt in cash or other payment satisfactory to the holders of senior debt before the holders of the existing notes are

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
entitled to receive any payment. However, any amounts previously deposited by us with the trustee or paying agent in accordance with the subordination provisions of the indenture at the time of the deposit may be paid to the holders of the existing notes (called "defeased payments").

    In the event of our liquidation or insolvency, creditors of Chiron who are not holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of the existing notes.

    In the event that any existing notes are declared due and payable before their stated maturity as a result of an event of default, the holders of the senior debt will be entitled to receive payment in full of all senior debt before the holders of the existing notes are entitled to receive any payment by us on the existing notes, other than defeased payments. If the payment of existing notes is accelerated because of an event of default, we are required under the indenture to promptly notify holders of senior debt of this acceleration.

    We may not make any payment on the existing notes or purchase, redeem or acquire the existing notes or make any defeasance payment on the existing notes to the trustee or paying agent, other than defeased payments, if a default in the payment of senior debt occurs and is continuing beyond the applicable grace period.

    We may resume payments on the existing notes or purchase, redeem or otherwise acquire the existing notes or make a defeasance payment upon the date on which this payment default is cured or waived or ceases to exist.

  DEFINITIONS

    "senior debt" means the principal of, premium, if any, interest on, and any other payment due under any of the following:

    - all indebtedness for money borrowed;

    - all indebtedness evidenced by notes, debentures, bonds or other securities;

    - all indebtedness or other obligations with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements;

    - all lease obligations which are capitalized on our books in accordance with generally accepted accounting principles;

    - all indebtedness of others of the kinds previously described and all lease obligations of others of the kind previously described assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise; and

    - all renewals, extensions or refundings of indebtedness of the kinds previously described and all renewals or extensions of lease obligations of the kinds previously described;

unless in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension or refunding is subordinate to any other indebtedness of ours or is not superior in right of payment to, or is pari passu with, the existing notes. Notwithstanding the foregoing, senior debt does not include
(i) any of our indebtedness or lease obligation of any kind to any subsidiary, a majority of the voting stock of which is owned by us and (ii) indebtedness for trade payables or constituting the deferred purchase price of assets or services incurred in the ordinary course of business.

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
OPTIONAL REDEMPTION

    We may redeem the existing notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at $974.85 per $1,000 principal amount at maturity and $1,000 at November 17, 2000, in each case together with original issue discount and accrued interest to, but excluding, the redemption date.

    If fewer than all the existing notes are to be redeemed, the trustee will select the existing notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot or, in its discretion, on a pro rata basis. If any existing note is to be redeemed in part, a new existing note or existing notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's existing notes is selected for partial redemption and the holder converts a portion of this existing note, the converted portion shall be deemed to be taken from the portion selected for redemption.

    No sinking fund is provided for the existing notes.

REPURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

    If a fundamental change occurs, you have the right, at your option, to require us to repurchase all of your existing notes, in whole or in part, on the repurchase date that is 30 days after the date of the company notice, at a price equal to the issue price plus original issue discount on the note to the date of repurchase, together with interest accrued to, but excluding, the repurchase date; provided that if the applicable price is less than the reference market price, we must repurchase the existing notes to be repurchased at a price equal to the foregoing repurchase price multiplied by the fraction obtained by dividing the applicable price by the reference market price, together with interest accrued to, but excluding, the repurchase date. Depending on the type of fundamental change, the applicable price is either the amount of cash received by the holder of one share of our common stock or the average of the last reported sale price for our common stock during the 10 trading days prior to the fundamental change record date. The reference market price is currently $12.875, subject to customary anti-dilution adjustments. The existing notes will be repurchased in multiples of $1,000 principal amount.

    We are obligated to give you notice of the fundamental change and your repurchase right within 10 days after the occurrence of the fundamental change (called the "company notice"). We must also promptly deliver a copy of the company notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of the company notice irrevocable written notice to the trustee of your decision to exercise your repurchase right, together with your existing notes.

    A "fundamental change" means the occurrence of any transaction or event in connection with which all or substantially all our common stock is exchanged for, converted into, acquired for or constitutes the right to receive consideration which is not all or substantially all common stock listed on a United States national securities exchange or approved for quotation in the Nasdaq system or any similar United States system of automated dissemination of quotations of securities prices, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise.

    Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders in the event of an issuer tender offer. These Exchange Act rules may apply in the event that the repurchase option becomes available to holders of the existing notes. We will comply with these rules to the extent applicable at that time.

    We may purchase existing notes in the open market or by tender at any price or by private agreement. Any existing note so purchased by us may:

    - be reissued or resold, to the extent permitted by applicable law, or

    - at our option, be surrendered to the trustee for cancellation.

Any existing notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

    The above provisions would not necessarily afford you protection in the event of highly leveraged or other transactions involving us that may adversely affect holders.

    Our ability to repurchase existing notes upon the occurrence of a fundamental change is subject to limitations. We may not have the financial resources or be able to arrange financing to pay the repurchase price for all the tendered existing notes. Our ability to repurchase existing notes may be limited or prohibited by the terms of any future borrowing arrangements, including senior debt existing at the time of a fundamental change. Our ability to repurchase existing notes may also be limited by the terms of our subsidiaries' then-existing borrowing arrangements due to dividend restrictions. Any failure by us to repurchase the existing notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our senior debt. In addition, our repurchase of the existing notes as a result of the occurrence of a fundamental change may be prohibited or limited by, or create an event of default under, the terms of agreements related to other borrowings, including agreements relating to senior debt.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (called a "successor person"), unless:

    - the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of any domestic jurisdiction,

    - assumes our obligations on the existing notes and under the indenture, and

    - certain other conditions are met.

MODIFICATION AND WAIVER

    The consent of the holders of not less than 66 2/3% in aggregate principal amount at maturity of the outstanding existing notes is required to amend or modify the indenture. However, a modification or amendment requires the consent of the holder of each outstanding existing note if it would:

    - change the stated maturity of the principal of, or any installment of principal of or interest on, any existing note,

    - reduce the principal amount at maturity of, or any premium or interest on, any existing note,

    - reduce the amount of principal payable upon acceleration of the maturity,

    - change the rate of accrual or extend the time of payment in connection with original issue discount,

    - reduce any amount payable on redemption of the existing notes,

    - change our obligation to make redemption of existing notes upon the happening of any fundamental change,

    - change the place or currency of payment of principal of, or any premium or interest on, any existing note,

    - impair the right to institute suit for the enforcement of any payment on any existing note,

    - impair the right to convert the existing notes into common stock,

    - modify the subordination provisions in a manner adverse to the holders of the existing notes,

    - reduce the percentage in principal amount of existing notes required for modification or amendment,

    - reduce the percentage in principal amount of existing notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

    - modify such provisions with respect to modification and waiver.

    Holders of a majority in principal amount of the existing notes may waive any past default under the indenture, except a default in the payment of principal amount at maturity, issue price, accrued original issue discount, redemption price or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding existing note.

EVENTS OF DEFAULT

    The following are events of default under the indenture:

    - we fail to pay the principal amount at maturity, issue price, accrued original issue discount, or redemption price on any existing note when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

    - we fail to pay any interest on existing notes when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

    - we fail to perform any of our other covenants in the indenture continued for 45 days after written notice has been given by the trustee or the holders of at least 25% in aggregate principal amount of the existing notes as provided in the indenture; and

    - our bankruptcy, insolvency or reorganization.

    If an event of default shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding existing notes may declare the principal amount of the existing notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving Chiron, the principal, premium, if any, and interest on the existing notes will automatically become immediately due and payable. Any payment by us on the existing notes following any such acceleration will be subject to the subordination provisions of the indenture. After any acceleration, but before a judgment or decree based on acceleration, holders of a majority in aggregate principal amount at maturity of the outstanding existing notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture.

    Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to these indemnification provisions, holders of a majority in aggregate principal amount at maturity of the outstanding existing notes will have the right to:

    - direct the time, method and place of conducting any proceeding for any remedy available to the trustee,

    - or exercise any trust or power conferred on the trustee with respect to the existing notes.

    No holder of an existing note of any series will have any right to institute any proceeding with respect to the indenture unless:

    - the holder has previously given to the trustee written notice of a continuing event of default,

    - the holders of at least 25% in aggregate principal amount at maturity of the outstanding existing notes have made a written request and offered reasonable indemnity to the trustee to institute this proceeding, and

    - the trustee has failed to institute such proceeding, within 60 days after this notice, request and offer.

    However, these limitations do not apply to a suit instituted by a holder of an existing note for the enforcement of payment of the principal amount at maturity, issue price, accrued original issue discount, redemption price or interest on the existing note on or after the applicable due date specified in the existing note.

    We are required to furnish to the trustee annually a statement by our officers as to whether or not we are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

TRANSFER AND EXCHANGE

    We have initially appointed the trustee as security registrar, transfer agent and conversion agent, acting through its corporate trust office. We reserve the right to vary or terminate the appointment of the security registrar or any transfer agent or conversion agent. In addition, we may appoint other transfer agents or conversion agents or approve any change in any security registrar, transfer agent or conversion agent's office.

PURCHASE AND CANCELLATION

    Either we or one of our subsidiaries may, to the extent permitted by applicable law, purchase existing notes at any price in the open market or otherwise.

    All existing notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall be delivered to the trustee. All existing notes delivered to the trustee shall be canceled promptly by the trustee. No existing notes shall be authenticated in exchange for any canceled existing notes.

REPLACEMENT OF EXISTING NOTES

    We will replace existing notes that become mutilated, destroyed, stolen or lost at your expense upon delivery to the trustee of the mutilated existing notes or evidence of the loss, theft or destruction of the existing notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed existing note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the existing note before a replacement existing note will be issued.

GOVERNING LAW

    The indenture and the existing notes are governed by and construed in accordance with the laws of the State of New York.

TRUSTEE

    In case an event of default shall occur and not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her affairs in the exercise of his or her powers. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of existing notes, unless they shall have offered to the trustee reasonable security or indemnity.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our authorized capital stock consists of 499,500,000 shares of common stock, $0.01 par value per share, 500,000 shares of restricted common stock, $0.01 par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share. As of February 29, 2000, there were 180,590,023 shares of common stock issued and outstanding and no shares of restricted common stock or preferred stock issued and outstanding.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of the preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

RESTRICTED COMMON STOCK

    The holders of restricted common stock are entitled to certain limited voting, dividend and liquidation rights, as well as a limited right to convert or exchange restricted common stock into common stock. The specific rights and restrictions are to be determined and fixed by our board of directors in the resolution providing for the issuance of any series of restricted common stock. However, in determining and fixing these rights, the board of directors' power is restricted in the following manner: (i) the board of directors can provide that the restricted common stock may be converted or exchanged into common stock, however, only at a conversion or exchange ratio not exceeding one share common stock for each share of restricted common stock; (ii) the board of directors can provide that the holders of restricted common stock may vote at any meeting of our stockholders, however, the number of votes per share of restricted common stock shall not exceed the proportionate vote of common stock into which such restricted common stock is convertible or exchangeable;
(iii) the board of directors can provide that the holders of restricted common stock may receive dividends, provided however, that dividends on each share of restricted common stock shall be less than the proportionate dividend on each share of common stock into which such restricted common stock is convertible or exchangeable; and (iv) the board of directors can provide that the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of the preferred stock, if any, then outstanding; provided however, that the amount per share paid in liquidation on each share of restricted common stock shall be less than the proportionate amount per share paid on each share of common stock into which such restricted common stock is convertible or exchangeable.

PREFERRED STOCK

    The board of directors has the authority to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the preferred stock including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of Chiron without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no present plans to issue any of the preferred stock.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

    (1) prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned:

       - by persons who are directors and also officers, and

       - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Under Section 203, a "business combination" includes:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;

    - any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholders, subject to limited exceptions;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

                BOOK-ENTRY SYSTEM--THE DEPOSITORY TRUST COMPANY

    The exchange notes will be evidenced by a global security initially deposited with The Depository Trust Company, and registered in the name of Cede & Co., as The Depository Trust Company's nominee. Except as set forth below, the global security may be transferred only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee.

    Holders of exchange notes may hold their interests in the global security directly through The Depository Trust Company or indirectly through organizations which are participants in The Depository Trust Company (called "participants"). Transfers between participants will be affected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global security to those persons.

    Holders that are not participants may beneficially own interests in the global security held by The Depository Trust Company only through participants or indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. So long as Cede & Co., as the nominee of The Depository Trust Company, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

    - be entitled to have certificates registered in their names.

    - be entitled to receive physical delivery of certificates in definitive form, and

    - be considered registered holders.

    We will make payments of interest on and principal of and the redemption or repurchase price of the global security to Cede & Co., the nominee for The Depository Trust Company, as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for:

    - records or payments on beneficial ownership interests in the global security; or

    - maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    We have been informed that The Depository Trust Company's practice is to credit participants' accounts on the payment date. These payments will be made in amounts proportionate to participants' beneficial interests in the exchange notes. Payments by participants to owners of beneficial interests in the exchange notes represented by the global security held through participants will be the responsibility of those participants.

    We will send any redemption notices to Cede & Co. We understand that if less than all of the exchange notes are being redeemed, The Depository Trust Company's practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the exchange notes. We have been advised that under its usual procedures, The Depository Trust Company will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the exchange notes are credited on the record date identified in a listing attached to the omnibus proxy.

    A person having a beneficial interest in existing notes represented by the global security may be unable to pledge that interest to persons or entities that do not participate in The Depository Trust Company system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

    The Depository Trust Company has advised us that it is:

    - a limited purpose trust company organized under the laws of the State of New York;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the Uniform Commercial Code, and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    The Depository Trust Company was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own The Depository Trust Company. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

    The Depository Trust Company is under no obligation to perform or continue to perform the above procedures. The Depository Trust Company may discontinue these at any time. If The Depository Trust Company is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause existing notes to be issued in definitive form in exchange for the global security.

                       FEDERAL INCOME TAX CONSIDERATIONS

    This section describes the material United States federal income tax consequences of the exchange and the ownership and disposition of exchange notes and common stock received upon a conversion of the existing notes by persons that receive their exchange notes in the exchange offer. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

    - a dealer in securities or currencies,

    - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

    - a bank,

    - a life insurance company,

    - a tax-exempt organization,

    - a person that does not hold the existing notes, exchange notes or common stock as a capital asset,

    - a person that actually or constructively owns 10% or more by vote or value of our voting stock,

    - a person that owns notes that are a hedge or that are hedged against interest rate risks,

    - a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

    - a person whose functional currency for tax purposes is not the U.S.
      dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

--------------------------------------------------------------------------------

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF OWNING THESE NOTES IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

--------------------------------------------------------------------------------

UNITED STATES HOLDERS

    This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of an existing note and you are:

    - a citizen or resident of the United States,

    - a domestic corporation,

    - an estate whose income is subject to United States federal income tax regardless of its source, or

    - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

    If you are not a United States holder, this section does not apply to you and you should refer to "United States Alien Holders" below.

TAX TREATMENT OF EXCHANGE

    The exchange constitutes a recapitalization, and will therefore generally be tax-free to the extent that an exchange note is received in exchange for an existing note. You will be taxed on the exchange only in respect of (a) the amount of any accrued but unpaid interest on your existing notes that you have not already included in income and (b) cash that you receive to the extent of your gain on the exchange.

    You must allocate any accrued interest you have not included in income pro rata between the exchange notes you receive and the cash you receive, based on fair market value. The full amount of this accrued interest will be taxable as ordinary income.

    You will recognize gain on the exchange in an amount equal to the lesser of
(x) the cash you receive in the exchange, decreased by the amount of accrued interest allocated to the cash, and (y) the total gain you realize on the exchange. The total gain you realize on the exchange is equal to the difference between (m) the sum of the fair market value of the exchange notes you receive and the cash you receive, decreased by the amount attributable to accrued interest as discussed above, and (n) your basis in your existing notes. Your basis in your existing notes will generally equal your cost for those notes, increased by the amount of original issue discount accrued on your existing notes. Any loss on the exchange will not be recognized.

    Any gain you recognize on the exchange will generally be capital gain and will be long-term capital gain if you have held your existing notes for more than one year. However, under the market discount rules, any gain that you recognize will be ordinary income to the extent of the accrued market discount which you have not previously included in income.

    For tax purposes, the exchange should generally be considered to take place on the expiration date.

TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES AND COMMON
  STOCK

  TAXATION OF INTEREST AND OID AND THE SALE, EXCHANGE OR REDEMPTION OF NOTES

    You will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting.

    An exchange note will be treated as a discount note issued at an original issue discount if the amount by which the exchange note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, an exchange note's issue price will be the fair market value of the exchange note on the day of the exchange. Your exchange note's stated redemption price at maturity is equal to its stated principal amount. If your exchange note's stated redemption price at maturity does not exceed its issue price, then the following rules relating to original issue discount will not apply to you.

    In general, your exchange note will not be a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must generally include the de minimis amount in income as stated principal payments are made on the note.

    Generally, you must include original issue discount in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount note must occur on either the first or final day of an accrual period.

    You can determine the amount of OID allocable to an accrual period by:

    - multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity, and then

    - subtracting from this figure the sum of the payments of stated interest on your note allocable to the accrual period.

You must determine the discount note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note's adjusted issue price at the beginning of any accrual period by adding your discount note's issue price and any accrued OID for each prior accrual period.

    If an interval between payments of stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of stated interest payable at the end of the interval, including any stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

    The amount of OID allocable to the final accrual period is equal to the difference between:

    - the amount payable at the maturity of your note, other than any payment of stated interest, and

    - your note's adjusted issue price as of the beginning of the final accrual period.

    You will generally recognize capital gain or loss if you dispose of a note in a sale, redemption or exchange other than a conversion of the note into common stock. Your gain or loss will equal the difference between the proceeds you receive and your adjusted tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for your note. Your tax basis in your notes will generally equal your tax basis in the existing notes which you exchanged for the exchange notes, increased by the amount of gain you recognized on the exchange, further increased by the amount of income you recognized on the exchange that was attributable to accrued interest and decreased by the amount of cash you received in the exchange. If your exchange notes are discount notes as described above, you will adjust your tax basis by adding the amount of OID you have already included in income. The portion of any proceeds that is attributable to accrued interest on the exchange note will be recognized as ordinary interest income to the extent that you have not previously included the accrued interest in income. The gain or loss that you recognize on a disposition of the note will be long-term capital gain or loss if your holding period for your exchange rate is more than one year. Your holding period for the exchange notes will include the period for which you held the existing notes, except to the extent an exchange note is received in exchange for accrued interest. Long-term capital gains of non-corporate taxpayers are generally taxed at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitation.

  CONVERSION OF THE NOTES

    You generally will not recognize any income, gain or loss on converting a note into common stock. If you receive cash in lieu of a fractional share of stock, however, you will be treated as if you received the fractional share and then had the fractional share redeemed for the cash. You would recognize gain or loss equal to the difference between the cash received and that portion of your basis in the stock attributable to the fractional share. Your aggregate basis in the common stock will equal your adjusted basis in the note. Your holding period for the stock will include your holding period for your note.

  DIVIDENDS

    If, after you convert a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend which will be taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment up to your basis in the common stock. Any remaining excess will be treated as capital gain. If you are a U.S. corporation, you would generally be able to claim a deduction equal to a portion of any dividends received.

    The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows you to receive more shares of common stock on conversion may increase your proportionate interests in our earnings and profits or assets. In that case, you would be treated as though you received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to you, although you would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate you for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase your proportionate interest in the company. For instance, a change in conversion price could simply prevent the dilution of your interest upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes your interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to you, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

  SALE OF COMMON STOCK

    You will generally recognize capital gain or loss on a sale or exchange of common stock. Your gain or loss will equal the difference between the proceeds received by you and your adjusted tax basis in the stock. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by you on a sale or exchange of stock will be long-term capital gain or loss if your holding period for the stock is more than one year.

UNITED STATES ALIEN HOLDERS

    This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

    - a nonresident alien individual,

    - a foreign corporation,

    - a foreign partnership, or

    - an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this section does not apply to you.

  TAXATION OF INTEREST AND THE SALE, EXCHANGE OR REDEMPTION OF NOTES

    Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

    - we and other payors will not be required to deduct United States withholding tax from payments of interest, including OID, to you if, in the case of interest;

       1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Chiron entitled to vote, and

       2. you are not a controlled foreign corporation that is related to Chiron through stock ownership, and

           a. you certify to us or a U.S. payor, under penalties of perjury, that you are not a United States holder and provide your name and address, or

           b. a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof, and

    - no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note or coupon unless:

       1. you were a citizen or resident of the United States and thus are subject to special rules that apply to expatriates, or

       2. the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

       The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised more than 50% of our real estate and business assets. We do not believe that we are a USRPHC or that we will become one in the future.

If you receive a payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above and the partnership must provide certain information. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

  CONVERSION OF THE NOTES

    You generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of your receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "United States Alien Holders--Sale of Common Stock," below.

  DIVIDENDS

    Dividends paid to you on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and your country of residence. You must demonstrate your entitlement to treaty benefits by certifying your residency status.

  SALE OF COMMON STOCK

    You will generally not be subject to a U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under "United States Alien Holders--Taxation of Interest and the Sale, Exchange or Redemption of Notes."

BACKUP WITHHOLDING AND INFORMATION REPORTING

UNITED STATES HOLDERS

    In general, if you are a non-corporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

UNITED STATES ALIEN HOLDERS

    You are generally exempt from backup withholding and information reporting with respect to any payments of principal, premium, dividends or interest, made by us and other payors if you provide the certification described under "United States Alien Holders" and the payor does not have actual knowledge that you are a United States person. See "United States Alien Holders" above for a discussion of the rules under the final withholding regulations. We and other payors, however, may report payments of interest on your notes on Internal Revenue Service Form 1042-S.

    In general, payment of the proceeds from the sale of notes or common stock to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a note or common stock made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note or common stock through an office outside the United States if the broker is:

    - a United States person,

    - a controlled foreign corporation for United States tax purposes,

    - a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or

    - with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

       - one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

       - such foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

                                 LEGAL MATTERS

    The validity of the exchange notes will be passed upon for us by William G. Green, our Senior Vice President, General Counsel and Secretary. Customary legal matters will be passed upon for the dealer manager by Shearman & Sterling, Washington, D.C.

                                    EXPERTS

    The consolidated financial statements and consolidated financial statement schedule of Chiron Corporation as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

    The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

           Investor Relations Department
           Chiron Corporation
           4560 Horton Street
           Emeryville, California 94608
           (510) 655-8730

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

    Section 145 of the DGCL authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

    The registrant's certificate of incorporation limits the directors' liability for monetary damages to the registrant and its stockholders for breaches of fiduciary duty to the fullest extent permitted by Section 102(b)(7) of the DGCL. The registrant's bylaws extend indemnification rights to the fullest extent authorized by the DGCL to directors and officers involved in any action, suitor proceeding where the basis of such involvement is such person's alleged action in an official capacity or in any other capacity while serving as a director or officer of the registrant. In addition, the registrant's bylaws permit the registrant's board, in its discretion, to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that such person is or was an officer or employee of the registrant.

ITEM 21. EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION
       -------          -----------
        1.1             Form of Dealer Manager Agreement.

        3.01**          Restated Certificate of Incorporation of the Registrant, as
                        filed with the Office of the Secretary of State of Delaware on August 17, 1987, incorporated by reference to
                        Exhibit 3.01 of the Registrant's report on Form 10-K for
                        fiscal year 1996.

        3.02**          Certificate of Amendment of Restated Certificate of
                        Incorporation of the Registrant, as filed with the Office of the Secretary of State of Delaware on December 12, 1991,
                        incorporated by reference to Exhibit 3.02 of the
                        Registrant's report on Form 10-K for fiscal year 1996.

        3.03**          Certificate of Amendment of Restated Certificate of
                        Incorporation of the Registrant, as filed with the Office of the Secretary of State of Delaware on May 22, 1996,
                        incorporated by reference to Exhibit 3.04 of the
                        Registrant's report on Form 10-Q for the period ended June
                        30, 1996.

        3.04**          Bylaws of the Registrant, as amended, incorporated by
                        reference to Exhibit 3.04 of the Registrant's report on Form
                        10-Q for the period ended June 30, 1999.

       EXHIBIT
       NUMBER           DESCRIPTION
       -------          -----------
        4.1*            Form of Indenture between the Registrant and State Street
                        Bank and Trust Company of California, N.A., as exchange
                        notes trustee.

        4.2*            Form of Exchange Note (included in Exhibit 4.1).

        5.1*            Opinion of William G. Green, Senior Vice President, General
                        Counsel and Secretary of Chiron Corporation.

       12.1 Statement re: computation of ratio of earnings to fixed charges.

       23.1             Consent of KPMG LLP, Independent Auditors.

       23.2*            Consent of William G. Green, Senior Vice President, General
                        Counsel and Secretary of Chiron Corporation (contained in
                        its opinion filed as Exhibit 5.1 to this registration
                        statement).

       24.1             Power of Attorney (see page II-4).

       25.1             Form T-1 Statement of Eligibility under the Trust indenture
                        Act of 1939, as amended, of State Street Bank and Trust
                        Company of California, N.A.

       99.1             Form of Letter of Transmittal.

       99.2             Form of Notice of Guaranteed Delivery.

       99.3             Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees.

       99.4             Form of Letter to Clients.

--------------

 * To be filed by amendment.

**  Incorporated by reference

ITEM 22. UNDERTAKINGS

    (a) The Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

    (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the existing notes Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the existing notes Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF EMERYVILLE, STATE OF CALIFORNIA ON APRIL 6, 2000.

                                                       CHIRON CORPORATION

                                                       By:  /s/ SEAN P. LANCE
                                                            -----------------------------------------
                                                            Name: Sean P. Lance
                                                            Title:  PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                            AND CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean P. Lance and James R. Sulat as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                        TITLE                         DATE
                ---------                                        -----                         ----
            /s/ SEAN P. LANCE                   President, Chief Executive Officer and
    ---------------------------------           Chairman of the Board of Directors        April 6, 2000
              Sean P. Lance                     (Principal Executive Officer)

            /s/ JAMES R. SULAT
    ---------------------------------           Vice President, Chief Financial Officer   April 6, 2000
              James R. Sulat                    (Principal Financial Officer)

            /s/ DAVID V. SMITH
    ---------------------------------           Vice President, Controller (Principal     April 6, 2000
              David V. Smith                    Accounting Officer)

             /s/ RAYMUND BREU
    ---------------------------------           Director                                  April 6, 2000
               Raymund Breu

                SIGNATURE                                        TITLE                         DATE
                ---------                                        -----                         ----
           /s/ VAUGHN D. BRYSON
    ---------------------------------           Director                                  April 6, 2000
             Vaughn D. Bryson

           /s/ LEWIS W. COLEMAN
    ---------------------------------           Director                                  April 6, 2000
             Lewis W. Coleman

           /s/ PIERRE E. DOUAZE
    ---------------------------------           Director                                  April 6, 2000
             Pierre E. Douaze

           /s/ DONALD A. GLASER
    ---------------------------------           Director                                  April 6, 2000
             Donald A. Glaser

           /s/ PAUL L. HERRLING
    ---------------------------------           Director                                  April 6, 2000
             Paul L. Herrling

          /s/ EDWARD E. PENHOET
    ---------------------------------           Director                                  April 6, 2000
            Edward E. Penhoet

          /s/ WILLIAM J. RUTTER
    ---------------------------------           Director                                  April 6, 2000
            William J. Rutter

           /s/ JACK W. SCHULER
    ---------------------------------           Director                                  April 6, 2000
             Jack W. Schuler

         /s/ PIETER J. STRIJKERT
    ---------------------------------           Director                                  April 6, 2000
           Pieter J. Strijkert

          /s/ LEWIS T. WILLIAMS
    ---------------------------------           Director                                  April 6, 2000
            Lewis T. Williams

                                    EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION
       -------          -----------
        1.1             Form of Dealer Manager Agreement.

        3.01**          Restated Certificate of Incorporation of the Registrant, as
                        filed with the Office of the Secretary of State of Delaware on August 17, 1987, incorporated by reference to
                        Exhibit 3.01 of the Registrant's report on Form 10-K for
                        fiscal year 1996.

        3.02**          Certificate of Amendment of Restated Certificate of
                        Incorporation of the Registrant, as filed with the Office of the Secretary of State of Delaware on December 12, 1991,
                        incorporated by reference to Exhibit 3.02 of the
                        Registrant's report on Form 10-K for fiscal year 1996.

        3.03**          Certificate of Amendment of Restated Certificate of
                        Incorporation of the Registrant, as filed with the Office of the Secretary of State of Delaware on May 22, 1996,
                        incorporated by reference to Exhibit 3.04 of the
                        Registrant's report on Form 10-Q for the period ended June
                        30, 1996.

        3.04**          Bylaws of the Registrant, as amended, incorporated by
                        reference to Exhibit 3.04 of the Registrant's report on Form
                        10-Q for the period ended June 30, 1999.

        4.1*            Form of Indenture between the Registrant and State Street
                        Bank and Trust Company of California, N.A., as exchange notes trustee.

        4.2*            Form of Exchange Note (included in Exhibit 4.1).

        5.1*            Opinion of William G. Green, Senior Vice President, General
                        Counsel and Secretary of Chiron Corporation.

       12.1 Statement re: computation of ratio of earnings to fixed charges.

       23.1             Consent of KPMG LLP, Independent Auditors.

       23.2*            Consent of William G. Green, Senior Vice President, General
                        Counsel and Secretary of Chiron Corporation (contained in
                        its opinion filed as Exhibit 5.1 to this registration
                        statement).

       24.1             Power of Attorney (see page II-4).

       25.1             Form T-1 Statement of Eligibility under the Trust indenture
                        Act of 1939, as amended, of State Street Bank and Trust
                        Company of California, N.A.

       99.1             Form of Letter of Transmittal.

       99.2             Form of Notice of Guaranteed Delivery.

       99.3             Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees.

       99.4             Form of Letter to Clients.

--------------

 * To be filed by amendment.

**  Incorporated by reference